As filed with the Securities and Exchange Commission

                           on September 30, 2005.

                         Registration No. 333-119742

                     Securities and Exchange Commission

                           Washington, D.C. 20549

                             Third Amendment to

                                 Form SB-2/A

                           Registration Statement

                                    Under

                         The Securities Act of 1933

                         Tintic Gold Mining Company

           (Exact name of registrant as specified in its charter)


          Nevada                          1041                 Applied for
(State or other jurisdiction  (Primary Standard Industrial (I.R.S. Employer
   of incorporation or         Classification Code Number)   Identification
      organization)                                              Number)

 George P. Christopulos, President and CEO
       Tintic Gold Mining Company                 George P. Christopulos
           3131 Teton Drive                           3131 Teton Drive
       Salt Lake City, Utah 84109                Salt Lake City, Utah 84109
            (801) 485-3939                            (801) 485-3939
(Address, including zip code, and telephone   (Name, address, including zip
number including area code, of registrant's   code, telephone number including
principal Executive offices)                  area code, of agent for service)


                                          Copies to:

                                          John Michael Coombs, Esq.
                                          MABEY & COOMBS, L.C.

                                          3098 South Highland Drive, Suite 323
                                          Salt Lake City, Utah 84106-6001
                                          (801) 467-2021
                                          Facsimile: (801) 467-3256

Approximate date of commencement of       As soon as practicable on or after
proposed sale to the public:              the registration statement becomes
                                          effective.

If this form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _________

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

                Calculation of Registration Fee


Title of
Each                    Proposed      Proposed
Class of                Maximum       Maximum
Securities              Amount of     Offering    Aggregate       Amount of
to be                   shares to be  Price per   Offering        Registration
Registered              Registered    Share       Price           Fee (1)
==============================================================================
Common Stock            1,009,643     $0.10(1)    $100,964          $12.79
------------------------------------------------------------------------------



(1) Estimated solely for purposes of calculating the registration fee under Rule 457 based upon the book value of the common stock as of June 30, 2005.

The registrant amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

                           Initial Public Offering

                                 Prospectus

                Subject to completion, dated October __, 2005

                         Tintic Gold Mining Company

                  1,009,643 Shares of Common Capital Stock

The information in this prospectus is not complete and may be changed. We do not intend to distribute these securities until our registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Tintic Gold Mining Company, a Nevada corporation ("Tintic-Nevada" or "Issuer" or "Registrant"), is distributing 1,009,643 shares of its common stock to those individuals and entities that were stockholders of record of Tintic Gold Mining Company, a Utah corporation ("Tintic-Utah") on March 5, 2004 (that corporation is now known as "Kiwa Bio-Tech Products Group Corporation (hereinafter sometimes referred to as "Kiwa")), and did NOT receive their common stock in Kiwa as a direct result of a certain March 12, 2004, merger or reorganization transaction involving Kiwa. The shares to be distributed are a stock dividend. This is Tintic-Nevada's initial public offering and no public market currently exists for shares of its common stock to be distributed or received hereby. Tintic-Nevada has no agreements with underwriters for this distribution. As an issuer, is acting as its own underwriter in distributing its common stock for the purpose of this distribution.

As a Tintic-Utah stockholder as of March 5, 2004, who did NOT receive his or her common stock of Kiwa a result of its transaction with Tintic Gold Mining Company, a Utah corporation (because he or she had already owned such stock), you will pay no consideration for the shares of our common stock to be received by you in the distribution subject of this document. The common stock involves a high degree of risk. See "Risk Factors" beginning on Page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of the prospectus is October__, 2005.

                       Tintic Gold Mining Company

                      Prospectus Table of Contents

PROSPECTUS SUMMARY ...................................................... 2
------------------
RISK FACTORS............................................................. 4
------------
CAUTIONARY STATEMENTS....................................................14
---------------------
USE OF PROCEEDS..........................................................14
---------------
CAPITALIZATION...........................................................14
--------------
THE DISTRIBUTION.........................................................15
----------------
DIVIDEND POLICY..........................................................18
---------------
LEGAL PROCEEDINGS........................................................18
-----------------
MANAGEMENT'S PLAN OF OPERATION...........................................19
------------------------------
BUSINESS.................................................................24
--------
DESCRIPTION OF OUR MINERAL ASSETS OR PROPERTY ACQUIRED AS A RESULT OF THE
MERGER...................................................................28
------
MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF TINTIC GOLD MINING COMPANY......35
-------------------------------------------------------------------
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................39
----------------------------------------------
DESCRIPTION TINTIC GOLD MINING COMPANY CAPITAL STOCK.....................39
----------------------------------------------------
SHARES ELIGIBLE FOR FUTURE SALE..........................................40
-------------------------------
UNCLAIMED OR ABANDONED STOCK RESULTING FROM THE DISTRIBUTION.............40
------------------------------------------------------------
LEGAL MATTERS............................................................41
--------------
EXPERTS..................................................................41
-------
WHERE YOU CAN FIND MORE INFORMATION......................................41
-----------------------------------
INDEX TO FINANCIAL STATEMENTS............................................41
-----------------------------

                         Prospectus Summary Overview



Before its acquisition by Kiwa Bio-Tech Products Group Corporation ("Kiwa") on March 12, 2004, Tintic Gold Mining Company, a Utah corporation ("Tintic-Utah"), had minimal operations. It owned and maintained, since 1933, mineral properties and related assets and had nominal cash that it had acquired over the years from leasing its mineral claims. Because these assets were not integral or related to its then-current business, Kiwa, the successor-in-interest to Tintic-Utah, decided, under terms of an agreement and plan of distribution dated March 12, 2004, to transfer these assets to Tintic-Utah's subsidiary, now us, in exchange for our common stock so that we could pursue our own business plan involving mining exploration.

Immediately following the transfer of the assets, all of Tintic-Nevada's common stock issued and outstanding as of the record date of March 5, 2004 will be distributed, by us and our transfer agent, pro rata as of such date, to the stockholders of Tintic-Utah who did NOT receive their common stock in Kiwa as a result of its reorganization transaction by and between Kiwa and Tintic-Utah. These shareholders will receive the same number of shares of common stock of our company as they owned of Tintic-Utah prior to Kiwa's March 12, 2004, reorganization with Tintic-Utah. It is thus a pro rata distribution as of the record date, March 5, 2004. In addition, these shareholders will have the same proportional rights and interests they had in Tintic-Utah prior to such reorganization transaction, with the exception of the fact that we have issued additional shares, since then, to certain persons in exchange for investment capital of $25,000. This money was needed to be raised in order to pay for, among other things, the legal and accounting fees necessary to carry out the distribution subject of this document. Our business strategy is to maintain our mineral properties and assets, and to initiate relationships with strategic partners to explore our mineral properties if and when strategic partners are identified.

According to Industry Guide No. 7, we are classified or considered an exploration stage [mining] company which is defined as a company engaged in the search for mineral deposits (reserves) which are not in either the development or production stage. Our mining claims (which only include or involve the mineral rights and not surface rights) that we intend to explore (if funding becomes available to us for such purposes) and which were owned by our previous or prior parent corporation since 1933, are located in the heart of the Tintic Mining District of Juab County, Utah, approximately 1/4 of a mile from the small town of Mammoth, Utah, which is approximately 90 miles south of Salt Lake City, on the other side or over the mountain that borders the southern end of Utah Lake.

The mailing address of our principal executive offices is 3131 Teton Drive, Salt Lake City, Utah 84109 and our telephone number is 801-485-3939.


The Distribution

Type of security distributed..........Common stock, $0.001 par value per share.

Number of total outstanding shares...............................1,509,643(1).


Common stock outstanding after the distribution..............1,509,643 shares.

     (1) Currently 1,009,643 shares of our common stock are physically held in one certificate by our stock transfer agent and while the certificate representing these shares is registered in the name of "Tintic Gold Mining Company, a Utah corporation," that certificate was signed over and signature guaranteed as part of, or pursuant to, a March 12, 2004 Distribution Agreement. With this prospective distribution, those shares will be distributed to all of the shareholders of record in Tintic Gold Mining Co., a Utah corporation, as of March 5, 2004, the record date for entitlement to receive such stock dividend. The distribution will not change the number of currently issued and outstanding shares after this offering and distribution, which are 1,509,643 shares.

                            Summary Financial Data

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data and the balance sheet data at December 31, 2004 are derived from our financial statements contained in this prospectus.


STATEMENT OF OPERATIONS DATA:

                                     From December 31, 1997
                                        (Inception of
                                     exploration stage)
                                           Through
                                         June 30, 2005

Revenue                                   $           -

Total Operating Expenses                        170,539

Net Loss                                  $     152,102
                                          -------------
LOSS PER SHARE INFORMATION:

Loss per common share                     $       (.028)
                                          -------------

BALANCE SHEET DATA:                       June 30, 2005

Cash and Cash equivalents                 $       18,083

Total assets                                      18,083

Total Liabilities                                  3,910

Stockholder's Equity                              14,173

Total liabilities and stockholder's equity   $    18,083

                         RISK FACTORS

Any person investing or considering investing in the securities of Tintic Gold Mining Company, a Nevada corporation ("Tintic-Nevada" or "Company") should consider the following material risks before an investment is made in us. If any one or more of these risks happen, our business, results of operations, or financial condition may be significantly impaired or otherwise adversely affected. There may also be a concomitant adverse effect on the value of the securities of Tintic-Nevada and anyone investing or seeking to invest in our securities may lose part or all of his or her investment.

In general, these risks include but are not limited to, our limited operating history, our limited capital and need for additional capital or financing, the relative inexperience of management in the mining industry, our ability or inability to promote and explore our patented mining claims (the Tintic, Diamond and Emerald Claims hereinafter the "Claims"), the cost of exploration of our Claims (costs which include cleaning and dewatering of old mine workings and drilling for favorable or prospective mineralization), regulation of the mining industry as a whole, environmental concerns and compliance costs with respect to mining (the costs of which cannot be determined or assessed at any one time), our dependence upon outside mining or other experts, our dependence on the price of silver, gold and other precious metals, our ability or inability to locate and consummate a transaction with a mining partner or joint venturer that would enable us to explore our mining Claims and that would otherwise be in the best interests of our shareholders, competition from other or similar companies and businesses, and, general economic conditions.

We need substantial additional capital and we have no revenues at this time nor do we anticipate having any in the near future. Most importantly, Tintic-Nevada does NOT anticipate paying, or being able to pay, any dividends on its common stock.

Investment in our securities should be considered highly speculative. We have no recent operating history and are subject to all of the risks inherent in a developing business enterprise. Reference is made to each of the following enumerated risk factors.

Because our securities involve a high degree of risk, the reader is cautioned to carefully read this prospectus in its entirety and to consider all of the factors and financial data that are disclosed in this document, in particular, the specific risk factors described below. The following constitutes an effort to itemize a variety of risk factors involving us and our mining exploration business. The following is not meant to be an exhaustive list of all of the risks involved in an investment in Tintic-Nevada.

1. EXPLORATION STAGE COMPANY/LACK OF RECENT OPERATING HISTORY OR RESULTS. From a mining industry standpoint, Tintic-Nevada is considered an exploration stage company. Since our recent inception in Nevada as a wholly owned subsidiary of Tintic-Utah, we have not actively engaged in any mining or energy-related activities. Instead, all of our recent activities have been related to acquiring, from our former parent corporation, our existing mineral claims located in the Tintic Mining District of Juab County, Utah ("Claims"), and the subsequent filing a registration statement with the Securities and Exchange Commission that now enables us to disseminate this prospectus and thus distribute our shares to those persons who were shareholders of Tintic-Utah on March 5, 2004. Businesses that are starting up or in their initial stages of development present substantial business and financial risks and suffer significant losses from which they may not recover. Tintic-Nevada will face all of the challenges of a new business enterprise. Because we are in the exploration stage, there is little, if any, history on which to judge our financial condition or potential success.

Tintic-Nevada, as such, has had no operating history as a mining or mineral exploration company; therefore, it is dependant on management for the implementation of its new business plan. Tintic-Nevada will likely rely on consultants and independent contractors in its exploratory stages to implement its business plan. These stages will include staking, evaluation, permitting or licensing and assessment activities. If and when funding for these purposes becomes available, if it does, these stages will also include cleaning and dewatering old mine workings in order to conduct sampling and assaying, not to mention possible drilling in old shafts and stopes (i.e., underground lateral tunnels) in anticipation of locating favorable or prospective mineralization.

2. WE HAVE NO CURRENT MINING OPERATIONS OF ANY KIND AND DO NOT INTEND TO ENTER INTO THE MINE MANAGEMENT BUSINESS. Currently, we have no exploratory or other mining operations of any kind. Furthermore, because of current lack of funding for such purpose, we have no immediate plans or other ability to implement and carry out any exploratory activity. At such time as we do, if we do, and if funding or other resources become available for such purpose, we will assume all of the risks and liabilities of any enterprise engaging in mining exploration activity, activity that is highly risky, expensive and inherently dangerous. These risk factors include but are not limited to the multitude of risk factors set forth and described hereinbelow. In this regard, special reference is made to Risk Factor Nos. 4, 5, 7, 17, 19, 22 and 23 below. In addition, current management, all of whom lack direct mining experience and training, do NOT intend to have us enter into the mine or mining management business and if funding does become available for the implementation of a mining exploration program on our Claims, or, more specifically, the Emerald Mine located on our properties, we will rely on other mining experts and their employees, advisors and consultants to carry out such a program.

3. NO ASSURANCE CAN BE GIVEN THAT A COMMERCIALLY VIABLE MINERAL DEPOSIT EXISTS ON THE OUR MINERAL CLAIMS. As disclosed further below, our only mineral property consists of the three mineral Claims we currently own in fee simple (other than the surface rights and a 3% net smelter return retained by an individual named Chase Hoffman) located approximately 1/4 mile from the town of Mammoth, Utah, properties acquired from our parent corporation on or about March 12, 2004. Because of the lack of recent exploratory or other activity and other meaningful or recent geologic information concerning our Claims, we can make NO assurance that a viable mineral deposit of any kind exists on our Claims. This is true even though, according to information in our possession, as much as 1,800 tons of ore were at one time extracted or removed from our Claims. Because this occurred perhaps as long as 90 years ago, we are not certain what kind of ore it was, what our parent corporation or its predecessor sold such ore for (if they did), or what type of grade it consisted of. Our Claims have been explored by numerous shallow shafts, surface workings, and a one and one-half compartment shaft sunk one thousand feet deep, with levels driven at the 400, 500, 600, 700 and 1,000 foot levels. This shaft is known as the Emerald Mine or Shaft. See the section below titled "DESCRIPTION OF OUR MINERAL ASSETS AND PROPERTY ACQUIRED AS A RESULT OF THE MERGER."

4. INHERENT RISKS OF MINING EXPLORATION/MINING EXPLORATION IS HIGHLY SPECULATIVE, EXPENSIVE AND FREQUENTLY NON-PRODUCTIVE. Though we currently lack the funding and other resources necessary to implement a mining exploration program, the reader or investor should know that if we do obtain sufficient resources for such purposes, mining exploration has many significant and inherent risks, any one of which may prevent ultimate success, not the least of which is the fact that significant mineralization may not be encountered. Not only is mining exploration highly speculative in nature, it is also hazardous and frequently or often nonproductive.

Such risks may be considerable and may add unexpected expenditures or delays in our plans. There can be no assurance that Tintic-Nevada's mineral exploration activities, if and when undertaken, will be successful or fruitful or that our Claims will have the type of favorable or prospective mineralization that would lead to the further development of such properties.

Mining exploration activity is also subject to a number of specific hazards including rock falls, subsidence, cave-ins, flooding and other weather conditions. Insurance for some or all of these hazards may be too expensive or not available. Exploratory activities can also be affected by unanticipated changes in permitting requirements, environmental factors, changes in law, work interruptions, operating circumstances beyond anyone's control, lawsuits, unexpected changes in the quality or quantity of reserves, unstable or unexpected ground conditions and other technical issues or problems. As a consequence, if exploration funding is obtained, we may have to bear additional unforeseen and extraordinary costs and expenses. No assurance can be given that we will obtain the funding and resources necessary to engage in the actual exploration of our Claims, let alone that we will have the financial resources or insurance in the event that the hazards and risks inherent in mining exploration befall us.

5. LACK OF SUFFICIENT CAPITAL TO EXPLORE OUR MINING CLAIMS OR TO CONTINUE INDEFINITELY AS A REPORTING COMPANY. We have registered the distribution of our shares pursuant to this prospectus and we intend to thereafter become a "reporting company" with the Securities and Exchange Commission by filing a Form 8-A. We are doing so in order to make more comprehensive and current information on us more readily available to a prospective investor, partner, joint venturer or lender.

The cost of becoming a reporting company is not insubstantial and the cost of continuing to file all necessary reports with the Commission and obtain the necessary audits and other accountings will continue to drain the our capital reserves. As of the date of this prospectus, we had approximately $18,000 in cash in our bank account. It is difficult to predict how long into the future we can continue to maintain our reporting obligations, though we have lawfully obligated ourselves to do so. Because we currently have only approximately $18,000 in cash in capital reserves, our current officers and directors have committed themselves to buying more shares, if necessary, to keep us current in our reporting obligations. In the event that we exhaust our $18,000 in cash and our officers and directors decide NOT to continue to put up or advance us the necessary funds after this period, we will have to consider other alternatives for the Company, including voluntarily withdrawing our reporting status by filing a Form 15 with the Commission.

We currently lack the capital resources to implement and carry out a full fledged mining exploration program on our Claims, though we do have the capital resources to carry out our "work sequences" described below which shall put us in a favorable position to search out and possibly find a joint venture partner. Our business plan involves a desire to explore our Claims for possible favorable or prospective gold mineralization. We cannot provide any assurance that commercial quantities of any such mineralization exist or that we will obtain the future capital necessary to commence, let alone complete, a mining exploration program, or, for that matter, that we will obtain future capital beyond what is necessary to maintain our reporting obligations, or if so, that the amount raised or obtained will be sufficient to establish us as a going concern. See Risk Factor No. 20 below.

6. LACK OF REVENUE/ NEED FOR ADDITIONAL CAPITAL AND FINANCING. We need additional capital and funding because currently, we have no revenues and minimal capital reserves. Substantial capital expenditures are required to obtain the necessary permits and to then explore our mining Claims. Currently, we do NOT have royalty interests in any mining production or properties.

While we intend to seek revenue and funding sources on an on-going basis, there can be no assurance that such sources can be found, or that if available, the terms of such financing will be commercially acceptable. This lack of consistent revenue detrimentally affects our plans and progress simply because we need substantial additional capital to fund exploration operations and activities.

We have limited capital and we need substantial additional financing or funding to implement a mining exploration program on our Claims. We will require substantial amounts of additional capital to develop an exploration program as intended. No assurance can be given that the necessary financing to undertake and implement an exploration program on our Claims will be obtained. Having said this, however, it is noteworthy that the prices of precious metals have improved dramatically in the last year and a half. Furthermore, the EPA, which was conducting clean-up operations in the Eureka, Utah, area, approximately 3 miles from our Claims, is completing such operations. We believe that these two factors greatly enhance the prospects of attracting investment capital and financing, certainly more than in recent years past, though no assurance can be made in this or any other regard.

7. REGULATORY AND ENVIRONMENTAL CONCERNS. Environmental and other government regulations at the federal, state and local level pertaining to our business and properties may include: (a) surface impact; (b) water acquisition and treatment; (c) site access; (d) reclamation; (e) wildlife preservation;
(f) licenses and permits; and (e) maintaining the environment. Regulatory compliance in the mining industry is complex and the failure to meet and satisfy various requirements can result in fines, civil or criminal penalties or other limitations. Assuming that we acquire or obtain the money and funding necessary to implement a bona fide exploration program, we will be subject to regulation by numerous federal and state governmental authorities, but most importantly, by the federal Environmental Protection Agency (EPA), the federal Bureau of Land Management (BLM), and a host of comparable or corollary state agencies such as the Utah Department of Oil, Gas and Mining (DOGM). The failure or delay in obtaining regulatory approvals or licenses will adversely affect our ability to explore our Claims and otherwise carry out our business plan.

8. DEPENDENCE ON RETENTION AND ATTRACTION OF KEY PERSONNEL. Our future success will depend, in large part, on our ability to retain and attract highly qualified personnel, and to provide them with competitive compensation arrangements, equity participation and other benefits. We do NOT currently employ any highly qualified personnel in mining or mineral exploration; however, at such time as it becomes necessary and we have the financial capability to do so, we intend to do so. We do have a geologist/environmental engineer that we are relying on to assist us in completing our Work Sequences (see our Plan of Operation below) that will enable us to implement our business plan and it is intended that such person is and shall be paid in cash, not on a contingency or other basis.

9. CURRENT RELIANCE UPON DIRECTORS AND OFFICERS. At present, we are wholly dependent upon the personal efforts and abilities of our officers and directors, persons who served on and with our predecessor and parent corporation since 1981 and who exercise control over our day-to-day affairs. As set forth above and at such time as we exhaust our current capital reserves, we are also reliant upon these same officers and directors to financially support us in our reporting obligations. Though we will be able to maintain our reporting obligations over at least the next three (3) years, there can be no assurance that we will succeed in raising the money necessary to explore our Claims or any others that we might acquire in the future, or that our proposed operations will eventually prove successful.

10. INDEMNIFICATION OF OFFICERS AND DIRECTORS. Our Nevada Articles of Incorporation and Bylaws authorize us to indemnify any director, officer, agent and/or employee against certain liabilities. At the same time, we may purchase and maintain insurance on behalf of any such persons whether or not we would have the power to indemnify such person against the liability insured against. Indemnifying and/or insuring officers and directors from the increasing liabilities and risks to which such individuals are exposed as a result of their corporate acts and omissions could result in substantial expenditures by Tintic-Nevada, while preventing or barring any recovery from such individuals for the possible losses incurred by us as a result of their actions. Be this as it may, the Commission, including state regulatory authorities, takes the position that indemnification against securities violations is against public policy as expressed in the 1933 Act, as amended, and, therefore, any such indemnification is unenforceable with respect to any claim, issue, question, or matter of liability touched upon by anything within the purview of federal and state securities laws and regulations. Even assuming that we could afford it, which we cannot at this time, we have no plans to obtain any officer or director (D&O) liability insurance.

11. NO DIVIDENDS. Holders of our common stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available for that purpose. To date, we have NOT paid, and will not likely pay, any cash dividends. The Board does NOT intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. Even if the Board desired to declare any dividend, our ability to do so would very likely be restricted because we are seeking, or will be seeking, outside financing and financing covenants generally prohibit such declarations.

We have never paid any dividends and we do not intend to do so in the future unless circumstances warrant such. Any such circumstances do not currently exist nor are any such circumstances foreseeable or, to our knowledge, likely.

12. PREEMPTIVE RIGHTS, CUMULATIVE VOTING AND CONTROL. In accordance with our Articles of Incorporation and the laws of Nevada, there are no preemptive rights in connection with our common stock. That is to say, no shareholder has the right to acquire stock from us on any set of terms before that same stock is offered to another person. In addition, cumulative voting in electing directors is NOT provided for. Accordingly, the holder(s) of a majority of our outstanding shares, present in person or by proxy, will be able to elect all of our directors.

13. LACK OF TRADING MARKET FOR OUR COMMON STOCK/RISK THAT A TRADING MARKET MAY NOT DEVELOP (OR POTENTIAL ILLIQUID MARKET IF IT DOES)/ RISKS OF PENNY STOCKS GENERALLY. Since our inception in March 2004, no market has existed, or presently exists, for our common capital stock. At such time as we obtain "reporting" status, we intend to apply to National Association of Securities Dealers, Inc. (NASD) for an Over-the-Counter Bulletin Board (OTCBB) symbol. If and when this occurs and assuming that we indeed obtain such a symbol, we believe that the market price for shares of our common stock may likely be volatile and otherwise trade at a large spread between the bid and asked prices. To be sure, numerous factors beyond a company's control may have significant impact, from time to time, on the price of its common stock, with adverse consequences. Though our stock is not as yet trading, and no assurance can be made that it will, stock markets generally or often experience extreme price and volume fluctuations that can, and do, greatly affect the stock trading of "small capital" or Penny Stock companies such as Tintic-Nevada. These fluctuations often are unrelated to the operating performance of the company itself. Further, in conjunction with existing economic and political conditions, all such factors and uncertainties, including others, may adversely affect the market price of our common stock.

Our common stock is considered to be a "penny stock" because it meets one or more of the definitions in Exchange Act Rule 3a51-1. These include but are not limited to the following: (i) the stock trades at a price less than five dollars ($5.00) per share; (ii) it is NOT traded on a "recognized" national exchange; (iii) it is NOT quoted on the NASD's automated quotation system (NASDAQ), or even if so, has a price less than five dollars ($5.00) per share; OR (iv) is issued by a company with net tangible assets less than $2,000,000, if in business more than three years continuously, or $5,000,000, if in business less than a continuous three years, or with average revenues of less than $6,000,000 for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis. See the following risk factor in the paragraph immediately below.

14. BROKER-DEALER REQUIREMENTS INVOLVING PENNY STOCKS MAY AFFECT TRADING AND LIQUIDITY. Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated by the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. These rules may have the effect of reducing the level of trading activity in the secondary market, if and when one develops.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Commission Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Pursuant to the Penny Stock Reform Act of 1990, broker-dealers are further obligated to provide customers with monthly account statements. Compliance with the foregoing requirements may make it more difficult for investors in our stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise. See section below titled "DESCRIPTION TINTIC GOLD MINING COMPANY CAPITAL STOCK."

15. POTENTIAL FUTURE STOCK ISSUANCES; DILUTION. It is not now known what stock issuances we might find advisable or otherwise be required to undertake in the future in order to raise necessary capital and other funding, stock issuances which, if they occurred, would substantially dilute existing shareholders.

The potential impact or significance of any future stock issuance of "restricted" shares is as follows: under Rule 144 of the General Rules and Regulations of the Commission a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period, may sell within any three month period, an amount of shares which does not exceed the greater of one percent (1%) of the then outstanding shares of common stock, or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who have not been affiliates of the issuer within the preceding three months and who have beneficially owned the shares for a minimum period of two (2) years. Hence, the possible sale of the restricted shares issued and outstanding may, in the future, dilute the percentage of free-trading shares held by a shareholder or subsequent purchaser of our securities in the market, and may have a depressive effect on the price of our securities. Further, such sales, if substantial, might also adversely affect our ability to raise additional equity capital in the future. In addition to the foregoing, a secondary public offering and consequent issuance of additional securities would also have a dilutive effect on the holdings of existing shareholders and would otherwise, more than likely, have a depressive effect on the market price of our common stock. At this time, we have NO plans to engage in any public offering of our securities. See Risk Factor above titled "NEED FOR ADDITIONAL CAPITAL AND FINANCING."

At such time as we are successful in implementing our business plan or we otherwise find an investor, partner, joint venturer or lender, it is almost certain that additional shares will be issued and that current shareholders will be substantially diluted. It is also possible that a reverse split of our shares will be effectuated in the future though there are NO plans whatsoever at the present time to undertake any such action and we are not presently aware of any circumstances that would dictate such a course of action.

16. COMPETITIVE CONDITIONS IN THE INDUSTRY. Mining companies of all calibers compete to obtain favorable mining properties and to evaluate prospects for drilling, exploration, development, and mining. Tintic-Nevada faces competition from other similarly situated junior mining companies similarly interested in acquiring mineral properties worthy of exploration for favorable or prospective gold, silver, copper and other mineralization, companies that have substantially more capital or access to the capital markets than we do. This includes other mining companies either operating, or considering operating, in the Tintic Mining District or who own properties within the Tintic Mining District of Juab County, Utah, where our properties are located.

We are unable to ascertain the exact number of competitor companies, or whether or when such competitors' competitive positions could improve. Thus, we may be unable to acquire or explore other attractive mining properties on terms that are acceptable. Accordingly, such competition, although customary and typical in the mining industry, could result in delays, increased costs, or other types of adverse consequences affecting us.

17. CURRENT MANAGEMENT'S LACK OF EXPERIENCE IN AND/OR WITH MINING AND, IN PARTICULAR, MINING EXPLORATION ACTIVITY. Our current officers and directors have never been employed in the mining industry. Also, no director or officer has an education or college or university degree in mining or geology or in a field related to mining. More specifically, our management lacks technical training and experience with exploring for, starting, and/or operating a mine. With no direct training or experience in these areas, management may not be fully aware of many of the specific requirements related to mining exploration, let alone the overall mining industry as a whole. For example, their decisions and choices may fail to take into account standard engineering and other managerial approaches mineral exploration companies commonly use.

Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to our management's future possible mistakes, lack of sophistication, judgment or experience in this particular industry. See the section below titled "MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF TINTIC GOLD MINING COMPANY." As a result, if we do obtain the funding or other means to implement a bona fide mining exploration program, such program will be implemented and carried out by joint venturers, partners or independent contractors who would have the requisite mining exploration experience and know-how that we currently lack. See Risk Factor 19 below.

18. INABILITY TO CURRENTLY SATISFY ANY DEBT INCURRED, OR TO BE INCURRED, BY THE COMPANY. We currently lack any ability to satisfy any debt that we may have to incur in the future. To the extent we do incur any necessary debt, we have no intention of mortgaging our Claims as collateral security on the same. We also have no history of operations on which anyone can determine whether we will have the ability to repay any debt.

19. FUTURE NEED TO RELY ON OTHERS AND OTHER EXPERTS. Assuming we become financially able to initiate exploration activities, we will have to rely on others to perform such exploratory services, with all the inherent and attendant risks of employing others for important, if not dangerous, functions. No assurance can be given that we will be able to locate contractors with which we will work, within acceptable fee arrangements, or that these persons or entities will be competent. At the same time, no assurance can be given that such persons, if any, will have the experience and skill necessary to successfully execute and carry out our proposed business plan. This is not to ignore that we may also be at risk for any violations of the law committed by those persons, their employees or any contractors we would use or hire to conduct staking, drilling, testing, and other exploratory work.

20. AUDITOR'S GOING CONCERN OPINION. Our auditors have expressed substantial doubt about our ability to continue as a going concern. Continuation of us as a going concern is dependent upon obtaining additional working capital for future planned activity. Management is developing a strategy, which we believe will accomplish this objective through additional equity funding and long term financing, particularly now that the prices of precious metals have drastically improved in the last year and a half compared to prior years and now that the Environmental Protection Agency (EPA) has completed, or is in the process of completing, a Super-Fund clean-up project in the Eureka, Utah, area approximately 3 miles from where our mining Claims are located.

21. DEPENDENCE ON MANAGEMENT AND LACK OF KEY MAN INSURANCE. Though our current officers and directors lack experience and education in the mining industry, we depend on current management to continue us as a going concern and to pursue our business plan. Though our officers and directors are not experts in mining and have never been employed by a mining company, their individual loss may potentially have an adverse impact on our future, particularly when each of them owns a relatively large number of shares. Nonetheless, we do not believe the loss of any of our officers and directors justifies the purchase of key man insurance, even assuming that we could afford it, which we cannot at this time.

22. OUR OFFICERS AND DIRECTORS WILL NOT BE DEVOTING FULL TIME TOWARDS OUR BUSINESS AND AFFAIRS. Our current officers and directors have other full time employment as more particularly disclosed in the section below titled "MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF TINTIC GOLD MINING COMPANY." As a consequence, they can only devote a minimal or nominal amount of time to us and our affairs; these officers and directors intend to only devote between 1% and 10% of their monthly time and energy to the business and affairs of Tintic-Nevada. We suspect, though we are not certain, that this will involve no more than 5 to 10 hours per week of each officer and director's time. Much of the time spent will also depend upon how our business plan and our ability to attract interest in our mining Claims unfolds, something that cannot be predicted with any certainty or accuracy at this time.

23. NO ASSURANCE THAT OUR OFFICERS AND DIRECTORS WILL CONTINUE TO MAKE THE TYPE OF EQUITY INVESTMENT NECESSARY TO EITHER SUSTAIN US AND OTHERWISE LOCATE A MINING PARTNER/JOINT VENTURER. In August 2004, our officers and directors and another individual made a $25,000 equity investment in us. There is approximately $18,000 of such capital investment left in our checking account. While we believe that this money is sufficient to sustain us for the next year or two, both in order to complete the seven (7) work sequences identified in our Plan of Operations below and to otherwise sustain us in our "reporting" obligations, no assurance can be given that such four individuals or any one of them will continue to be willing to indefinitely make equity investments in us when and if further working capital is needed.

               Risk Factors Related to Our Mining Claim Assets

1. ULTIMATE INABILITY TO REALIZE OUR INVESTMENTS IN OUR MINERAL PROPERTIES. The ultimate realization of our investment in our mineral assets or properties is dependent upon, among other factors, the existence of economically recoverable reserves and the ability of us to obtain financing to undertake or embark upon an exploration program, a program that would result in making such a determination. If we do find economically recoverable reserves or ore, and no assurance can be made that we would, we would then have to determine if it is then economically feasible to engage in a development program to determine the best way to extract such mineralization. This too would require additional funding for such purpose. There presently exists substantial uncertainty concerning these and other matters and no assurances can be made regarding our desire and expectation of acquiring sufficient funds to finance any exploration operations throughout 2006 and beyond.

2. THE ABSENCE OF RECENT MINING ACTIVITY MEANS THAT WE HAVE LIMITED KNOWLEDGE OF WHAT EXPLORATION OCCURRED IN THE PAST AND WHAT MINERALIZATION EXISTS ON OUR CLAIMS. There have been no significant mining activities or operations on our Claims recently, except for limited assessment and exploration work performed during the late 1980's and early to mid-1990's by Centurion Mines Corporation and its successor, Grand Central Mining. While we are aware that significant exploration occurred at one time on our Claims, this activity, including the drilling of the Emerald Mine or Shaft, occurred as long as 80 or 100 years ago. We do not know for sure. Because of their age, the results of such efforts are largely lost, unknown and unaccounted for at the present time. Accordingly, much of these efforts may have to be repeated in the event that we engage in a mining exploration program, repeated efforts that would only add to our exploration costs.

3. UNCERTAINTY OF DEMAND FOR TINTIC-TYPE, OXIDIZED ORE. Due to the development of modern hydrometallurgical processes, the absence of suitable smelters, and the availability of more cost-effective techniques, it is uncertain what the future level of demand will be for the type of oxidized mineralization present in the vicinity of our properties. Also, the amount it could cost to reopen and finance an exploration operation is likely to be dependent upon several factors. These include: acceptable price levels of the relevant metals; milling and smelting availability; fluctuations in market demand over time; extent of competition with other companies; availability of acceptable construction costs; availability of acceptable labor costs; feasibility of obtaining economical housing facilities; manageable equipment costs; realistic capital costs; and the acceptability of other price and cost variables.

4. RELIANCE UPON ESTIMATES AND ASSUMPTIONS IS RISKY AND COSTLY BUT NECESSARY. Exploration stage mining companies, which are defined in Industry Guide No. 7 as companies engaged in the search for mineral deposits (reserves) which are not in either the development or production stage, use the evaluation work of professional geologists, geophysicists, and engineers to make estimates in determining whether to acquire an interest in property, or to commence exploration work. These estimates generally rely on scientific and economic assumptions, and in some instances may not be correct. The economic viability of a property cannot be determined until extensive exploration work has been conducted and a comprehensive feasibility study performed. This work could result in the expenditure of substantial amounts of money on a property before it even can be determined whether or not the property contains economically recoverable mineralization. No feasibility studies have been performed on our properties because considerable exploration work remains to be done. Moreover, market prices of minerals produced are subject to fluctuation, which may adversely affect the economic viability of properties on which expenditures have been made. We are not able to presently determine whether or not, or the extent to which, such risks may adversely affect our strategy and business plan.

5. UNCERTAINTY OF TOPOGRAPHICAL EFFECT ON EXPLORATION COULD ADD TO COSTS. Our properties are located on the top of a hill approximately 1/4 mile from the city limits of Mammoth, Utah. Because the surface of the land has some topographic relief, any inaccessibility could affect the location of drilling sites and shafts, as well as the construction of industrial facilities. It also could require that additional exploration or drilling on the property be accessed below ground, though we do not believe this is likely. These outcomes are uncertain at present, and we cannot provide assurances that they will not have a materially adverse effect on the ability of us or a third-party business partner to conduct mining activities.

6. UNCERTAIN CONDITION OF MINE WORKINGS COULD SIGNIFICANTLY ADD TO EXPLORATION COSTS. Other than the Emerald Shaft or Mine mentioned below which contains an old head frame, there are no other surface mine shafts or usable head frames on our property. Moreover, the underground workings have been inactive for many years due to the absence of significant exploration activities on our properties since the 1930's and 1950's. Considerable cost would be incurred to recondition shafts, drifts, tunnels, winces and other workings, to the extent they exist, as well as to re-equip hoisting bases and framework. It is uncertain whether and to what extent the workings themselves, as well as any rehabilitation of them, could expose us to significant environmental and safety concerns. If so, remediating these concerns could require expending an uncertain amount of funds to render the workings safe, acceptable, and environmentally sound. No assurance can be made that we will have sufficient capital to absorb these costs and expenses, costs and expenses that could significantly add to any exploration costs.

7. SUBSTANTIAL RISK THAT OUR CLAIMS DO NOT CONTAIN ORE OR RESERVES (OR SUFFICIENT ORE OR RESERVES TO JUSTIFY A DEVELOPMENT PROGRAM). We do not know, and have no way of predicting, whether, upon the completion of any exploration program, ore or reserves will be found. As with any mining exploration endeavor, we believe that there is a high probability or likelihood that that the discovery of commercial quantities of ore or reserves on our Claims is remote, even considering that ore may have been found on our Claims 80, 90 or 100 years ago. If so, or if such is determined upon completion of an exploration program, any funds spent on exploration will be lost.

                            Cautionary Statements

An investment in the securities offered by this prospectus is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating us before making any investment decisions with respect to our common stock to be received in the distribution. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to differences include, but are not limited to, those discussed under the section titled Risk Factors, as well as those discussed elsewhere in this prospectus.

When used in this prospectus with respect to Tintic-Nevada the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements are exposed to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Risks and uncertainties include those risks, uncertainties and risk factors identified in this prospectus under the headings "Risk Factors," "The Distribution," "Federal Income Tax Consequences," and "Management's Discussion and Analysis of Financial Condition or Plan of Operation."

                               Use of Proceeds

There will be no proceeds received from the distribution of the Tintic-Nevada common stock to Tintic-Utah's shareholders of record on March 5, 2004.

                               Capitalization

There is no "offering price" as would otherwise be applicable were this not a registered stock dividend transaction. There being no "offering price," the following table sets forth the capitalization of Tintic-Nevada as of June 30, 2005. It also includes the effects of the distribution of mineral rights and related assets, at no value, and reflects the issuance of 1,509,643 shares of common stock. This table should be read in conjunction with the financial information and its accompanying notes included in this prospectus.


                                                 Actual as of     Pro forma
                                                June 30, 2005   As Adjusted
                                               --------------- ---------------
                                               --------------- ---------------
Stockholder's Equity:
  Common stock, par value $.001; 50,000,000
    shares authorized, 1,509,643 and 1,509,643
    pro forma shares issued and outstanding         1,510              1,510
Additional paid-in capital                        164,765            164,665
Retained earnings (deficit)                      (152,102)          (152,102)
                                               --------------- ---------------
                                               --------------- ---------------
     Total stockholder's equity                   $14,173            $14,173
                                               =============== ===============

                       The Distribution

The following information summarizes the distribution. The entire distribution agreement is filed as an exhibit to the registration statement of which this prospectus is a part and is available from Tintic-Nevada directly or the SEC web site at http://www.sec.gov. You are urged to read that agreement in its entirety.

Terms of the Distribution Agreement

The distribution will be effected by giving to each holder of Tintic-Utah common stock (who did not receive their common stock of Tintic-Utah as a result of the March 12, 2004, reverse acquisition by Kiwa) certificates representing one (1) share of Tintic-Nevada common stock for each one (1) share of Tintic-Utah common stock held of record on March 5, 2004.

Because the transaction is a stock dividend and persons who were Tintic-Utah shareholders of record on March 5, 2004, have the right, by law, to receive the stock dividend, shareholders of record of Tintic-Utah will NOT have the ability to NOT participate in the distribution. We suppose that a person could refuse to receive the shares but we do not know why a person would make that election or decision.

Manner of Effecting the Distribution

On the distribution date, Tintic-Nevada's transfer agent, Cottonwood Stock Transfer of Murray, Utah, will deliver, by mail, certificates for Tintic-Nevada common stock as soon as practicable to the qualified shareholders of record of Tintic-Utah common stock.

No underwriters or brokers are involved or are expected to be involved in the offering. We will distribute our common stock to the qualified shareholders for no consideration. We intend to mail certificates representing the distributed shares on or soon after our registration statement is effective for this purpose, or as soon thereafter as is reasonably possible. We do not anticipate issuing certificates for fractional shares. We will NOT require the qualified shareholders of Tintic-Utah's common stock to make any payment or take any other action in connection with the distributed shares.

According to our stock transfer agent, there will be 356 shareholders of Tintic-Nevada after the distribution. We will mail a copy of this prospectus to each qualified shareholder together with stock certificates representing the distributed shares, as soon as practicable. Since we are aware of which Tintic-Utah shareholders, as of March 5, 2004, have bad addresses, Tintic-Utah having been in existence since 1933, we will NOT undertake to mail out stock certificates to shareholders with bad or undeliverable addresses. This is because not only will the certificates and the prospectuses come back in the mail in each instance, but we would then be in a position of having to possess, hold and control stock certificates that do not belong to us. Accordingly, management has decided NOT to go to the expense of printing up and mailing out stock certificates to persons on the shareholders' list whom we know to have bad addresses.

Holders of shares of Tintic-Nevada common stock will NOT be entitled to preemptive rights, rights that are not available under Nevada law unless expressly provided for in a company's Articles of Incorporation. Tintic-Nevada has NOT provided for any such rights in its Articles of Incorporation.

For more information on this topic, reference is made to the section below titled "Unclaimed or Abandoned Stock Resulting from the Distribution."

Listing of Tintic-Nevada Common Stock; Restrictions on Resale

Tintic-Nevada intends to apply to a member of the National Association of Securities Dealers, Inc. (NASD) to make a market in the Tintic-Nevada common stock and provide a quotation on the NASD inter-dealer Electronic Bulletin Board under whatever trading symbol is assigned to us by the NASD. No assurance can be made or given that we will in fact obtain any such trading symbol.

Treatment of Indebtedness

Neither Kiwa nor Tintic-Nevada will assume or be responsible for any debts or monetary obligations of the other prior to March 12, 2004, namely, the date of the reverse acquisition by and between Tintic-Utah and Kiwa. However, according to the terms of the indemnification provisions contained in the distribution agreement, Tintic-Nevada will be responsible for any liabilities, monetary or otherwise, that may arise from Kiwa's ownership of our mineral properties prior to the date of our acquisition of these properties.

Expenses

The terms of the distribution agreement state that we shall bear all expenses incurred in connection with the distribution, including the preparation, execution and the performance of the distribution agreement and the transactions contemplated by the distribution agreement, and all fees and expenses of counsel and accountants. Legal and accounting fees and expenses incurred in preparation of the registration statement, our audit, printing, mailing, SEC filing fees, fees related to any state securities or "blue sky" laws and stock exchange listing application fees as to this prospectus and related registration statement fees will be paid by us. We are not certain at this time but we estimate that these fees and expenses will not exceed $15,000.

Indemnification and Insurance

The distribution agreement also provides that from and after the distribution date, Tintic-Nevada will indemnify, defend and hold harmless Kiwa and its subsidiaries, as well as the directors and officers of Kiwa and the various Kiwa subsidiaries, from and against all losses arising out of or relating to:

o any breach, whether before or after the distribution date, by Tintic-Nevada of any provision of the distribution agreement,
o any claims arising out of this prospectus or the registration statement pertaining to this prospectus, and
o liabilities related to the operation of Tintic-Nevada prior to distribution.

In spite of indemnifying Kiwa against claims arising out of this prospectus or the registration statement pertaining to this prospectus, it is significant that, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Rights of Kiwa Shareholders Before and After the Distribution

Before the acquisition and the distribution, the shareholders of Tintic-Utah, under its former name "Tintic Gold Mining Company," a Utah corporation, owned all of the subsurface rights in and to the mineral properties (subject to a 3% net smelter return royalty to an individual named Chase Hoffman) and related assets described in this prospectus. After the acquisition and the distribution, these same shareholders will own the same ratable equity interest in the mineral properties and related assets, subject to certain dilution that occurred in August 2004 as a result of raising $25,000 in equity from our officers and directors and one other shareholder. Put another way, during August 2004, Tintic-Nevada, which at that time had no money, issued 500,000 "restricted" shares of common stock to its officers and directors and another stockholder (a total of four persons) in consideration for a total of $25,000 in cash. This issuance has diluted those persons entitled to receive shares in the distribution. The stock was sold at five cents ($0.05) per share, a price which management determined was the fair value of such shares. This stock issuance has raised $25,000 for us and thus allowed us to undertake the registration statement subject of this prospectus and the consequent distribution of shares, all in order to carry out our obligations under the Distribution Agreement. These shares are deemed "restricted" securities because they were acquired in a private transaction not involving a public offering. As a result, they are subject to the restrictions on resale contemplated by Rule 144 of the General Rules and Regulations of the Commission.

Federal Income Tax Consequences of the Distribution

We are NOT rendering an opinion and have no opinion concerning the tax consequences of the proposed distribution. We believe that the distribution is essentially a "stock dividend" and would likely be treated or taxed as such by the Internal Revenue Service.

State Tax Consequences

Because each state's income tax laws vary, we are unable to predict the income tax consequences to the stockholders in all of the state taxing jurisdictions in which they are already subject to tax. We therefore urge you to consult your own tax advisors with respect to state income and corporate franchise tax consequences.

Regulations Affecting the Price and Marketability of Tintic-Nevada Common
Stock

Immediately subsequent to this offering, it is very likely that an active public trading market for our stock will not exist and that the price of our common stock will remain very low. Because of this and the fact that our common stock may not be listed on The Nasdaq Small Cap Market (SM) or any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the secondary market.

For example, Rule 15g-9 under the Securities Exchange Act may affect the ability of broker-dealers to sell the shares and may affect your ability to sell the common stock in the secondary market. Rule 15g-9 generally applies to shares that are not listed on The NASDAQ Small Cap Market (SM) or any stock exchange. The rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction.

In addition, because the penny stock rules probably will apply to our shares, investors in this offering probably will find it more difficult to sell their securities. The Securities and Exchange Commission's regulations define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to some exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements probably will reduce the level of trading activity in the secondary market for the common stock and may severely and adversely affect the ability of broker-dealers to sell our securities. See Risk Factor Nos. 13 and 14 in the beginning of this prospectus, both of which relate to Penny Stocks.

                               Dividend Policy

Tintic-Nevada currently does NOT pay dividends on any of its issued and outstanding securities. We do NOT expect to pay any dividends for the foreseeable future. Any future payments of dividends will be dependent upon our results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors from time to time.

Payment and declaration of dividends on our common stock is dependent upon having the cash liquid assets available to do so. It is also dependent on any lending covenants which, if we engage in any financing transactions, would restrict our ability to pay any dividends, even if we were financially able to do so. At this time, we have NO ability to pay any dividends on our common stock nor do we anticipate doing so in the near future. We do not have any series of preferred stock authorized in our Nevada Articles of Incorporation.

                              Legal Proceedings

As of the date of this filing, Tintic-Nevada is NOT a party to any legal proceeding, either as plaintiff or defendant. Tintic-Nevada is also not aware of any pending legal proceeding contemplated by a governmental authority concerning our business or properties. Our financial statements, as set forth below have therefore NOT been adjusted to reflect any material uncertainty regarding exposure to liability in any legal proceeding.

To management's best knowledge, information and belief, our property is neither listed on any known environmental cleanup roster nor otherwise listed on or within any designated "Superfund" site. We are aware, however, as a result of stories printed in local newspaper articles that the federal Environmental Protection Agency (EPA) has declared the town of Eureka, Utah, as a Superfund site for lead contamination, an area approximately 3 miles from our properties, inasmuch as our properties are located near the town of Mammoth, Utah, not Eureka. We have received no actual or direct notice or knowledge of these events and management knows nothing further in this regard. During 2002, the Utah Department of Air Quality undertook soil sampling in and around the town of Mammoth, Utah, an area near our properties. We are informed that some of these samples showed elevated levels of contaminants. However, we have received no notice that these findings have any impact or other bearing on our mining properties and management does NOT believe that our properties can, or will, be considered a source of any such alleged contamination.

Measures Taken To Insulate Us Against Future Mining Asset Liability

In the fall of 2001 and in an effort to insulate our predecessor, Tintic-Utah, the prior owner of the property, from future liability, our predecessor owner hired an environmental engineer named Bruce Yeomans of B. Yeomans Consulting, Inc., who constructed a six foot high chain link fence, with four 30-foot runs, around the Emerald Shaft or Mine located on the property. The fence was also stranded with barbed wire along the upper edge. This was done to mark the Shaft and otherwise prevent intruders and trespassers from getting injured by possibly falling into the mine shaft, a shaft which existing data suggests is at least 1,000 feet deep. The shaft had been partially collapsed around the collar and campers appeared to have lit bonfires adjacent to the open shaft on the flat topped dump around it. After this fence was built, a "dangerous/no trespassing" sign was posted on it. In a further effort to insulate us from and against future liability, this work was also photographed. In addition, Mr. Yeomans further erected a 12 foot long, three stranded, 4-foot high barbed wire fence across the access road to the Emerald Shaft at the approximate eastern boundary of the property. This was done to further discourage intruders and trespassers, the large majority of whom are hikers and campers in the summer and snowmobilers in the winter.

Management's Plan of Operation, General

Since our incorporation on March 8, 2004, our only business activity has been organizational matters and carrying out our distribution agreement with Tintic-Utah. Our Plan of Operation for the next twelve to eighteen months is set forth in the section immediately below.

Plan of Operation for the Next Twelve to Eighteen Months

As per our agreement with Tintic-Utah, in consideration for the distribution subject of this document, we have been conveyed the subsurface mineral rights on approximately 44 acres of land located in the heart of the Tintic Mining District of Juab County, Utah, near the town of Mammoth, Utah (subject to a 3% net smelter royalty in favor of an individual named Chase Hoffman). During the next twelve to eighteen months, we will complete a specific work sequence and thereafter attempt to identify and contract with a mining company that will agree to search for minerals that may underlie our Claims. During the time our search is in progress, the small amounts of cash required to maintain our operations, as well as the costs associated with the identification and contracting of a mining company partner, will be provided by what cash we now have on hand and if that money is exhausted, by our officers and directors. Our officers and directors have agreed to make the type of equity investment in us that is necessary for us to complete our work sequence identified below. At the same time, our officers and directors are NOT under any contractual obligation with the Company to finance us; they are doing so because they want to. We do NOT have any written agreement with them in this regard nor do we intend to enter into one. Future funding by our officers and directors may come from the exercise of options to purchase our common stock and/or through future agreements between Tintic-Nevada and our officers and directors negotiated on terms equivalent or better than those terms negotiated on an arms-length basis. As a result, we do not believe there will be the need to raise additional funds during at least the next twelve to eighteen months, other than through our officers and directors, if and when required. See Risk Factor No. 23 in the beginning portion of this prospectus.

In order to attract mining partners or venture capital funding and pursue an exploration program of our mining claims, we need a specific and realistic business plan for this purpose. Accordingly, while we have obtained a preliminary evaluation report from an environmental and geological engineer named Mr. Bruce Yeomans. Mr. Yeomans has since provided us with a more detailed and comprehensive report and analysis of our mining properties. While

Mr. Yeomans' last report was dated December 11, 2004, this revised and more extensive report is dated April 24, 2005. Because this report gives us a more comprehensive evaluation of our properties, including exploration targets, we have included or summarized portions of such report below. Our plan to explore our mining claims now focuses on, based on such report, not only evaluating the certain specific exploration targets identified below but also completing seven (7) separate work sequences identified below, the cost of which shall be borne by us with what capital we have and if not, current officers and directors will be required to fund the cost of these work sequences by making an additional equity investment in us.

The specific steps or sequence of events necessary to attract a mining partner or joint venturer and otherwise implement a mining exploration program are:

1) Locate the claim corners in the field so that property boundaries are known.
2) Evaluate the status of adjacent mineral properties, so that investor interest will not be limited to the three claims Tintic Gold holds. Several of the mineral targets trend off of the Tintic Gold claims.
3) Collect additional surface rock samples to be analyzed for gold, silver and copper, if historic data on potential surface mineral anomalies is lacking.
4) Update our more recent, April 24, 2005, report if necessary as a result of any surface sampling obtained. Contact and distribute report to target groups familiar with high-grade underground mineral exploration ventures.
5) Keep abreast of ongoing E.P.A. response activities in the District.
6) Contact as many mining companies as possible that we can target and who we believe might be interested in partnering or joint venturing with us to explore our Claims.
7) Conduct property tours with interested parties leading to some sort of minerals agreement to explore and possibly develop the property if sufficient mineralization is found upon completion of a successful exploration program.

Our plan to contract with a mining company, upon completion of the forgoing work sequences, includes:

* An investigation of mining companies, which are currently operating in the general area of our properties. This investigation may include the use of industry databases, as well as the investigation of governmental records and industry experts. We do not expect this cost to exceed $2,500.

* Initial discussions with those potential mining company partners as determined from our investigation. We do not expect this cost to exceed $5,000.

* Contract negotiations with an interested mining partner. We do not expect the costs, legal or otherwise, to exceed $10,000. Though no formal agreement exists between us and our current officers and directors, our current officers and directors have agreed to fund the costs of such plan to the extent that these costs do not exceed $25,000. If we are able to contract with a mining company, we anticipate that all expenses for exploration and possible exploitation of our mineral properties will be borne by the mining company and not by us. In return, we would receive a royalty fee based on a percentage of the proceeds from the sale of those minerals the mining company may recover from our properties.

It is noteworthy that even if we were to complete a successful mineral exploration program and we successfully identify a mineral deposit (something to which there can be no assurance whatsoever), we will still have to raise substantial additional funds in order to undertake further drilling and engineering studies (i.e., development) to determine if that mineral deposit does in fact have commercial viability and if so, how the same can be extracted through an actual mining program. In short, there are three phases to mining: exploration, development, and extraction. Accordingly, if in fact we embark upon and undertake a successful exploration program, we will still be required to complete the second phase, namely, that of "developing" the claims in order to determine if it is commercially feasible to embark upon the final phase, namely, actual mineral extraction.

We are unable to make any guarantees that:

* we will be able to identify and negotiate an arrangement with a mining company within the next twelve to eighteen months,
* our mining properties will be found attractive to a prospective mining company partner,
* we will be able to attract sufficient outside funding or financing necessary to undertake and complete an exploration program, or
* if commercial quantities of mineralization is found after an exploration program is carried out, that our properties would produce any saleable minerals or metals that would result in our receiving any income.

While we believe that such opportunities can be investigated, reviewed and consummated for minimal costs, we cannot give any assurances that related costs will be minimal or that we can ultimately afford them or, that our officers, directors or significant shareholders will agree to continue to make the continued equity investments necessary to do so.

We have no employees. Our officers and directors serve our company without receiving a salary. However, from time to time as appropriate, they may receive expense reimbursements and possible stock options. Though we have no formal written agreement in place, our office space and administrative support is provided by Mr. George Christopulos, our Chairman of the Board, President, and CEO out of his home. Other than those costs and expenses previously discussed, we do not plan on any significant expenditures for new projects of any sort within the next twelve to eighteen months.

Tintic Gold Mining Company Ore Targets

The following discusses certain specific exploration targets on our Claims that we believe would be suitable for exploration on our properties. We believe by identifying such targets, we have done significant work, in advance, on behalf of a potential or prospective mining partner or joint venturer.

1.   Background

The limited past development and production to date from our Claims is in part due to the fact that the stratigraphic (i.e., geology dealing with the earth's strata) and structural controls to ore formation were not well understood when the Emerald Mine was originally dug. The Emerald Mine exploration and most of the District's exploration and development work was completed (1880's to 1920's) before G. W. Crane ("Crane"), an engineer for U.S. Smelting and Refining, compiled the first district-wide mapping in 1930. U.S. Smelting and Refining owned and operated the Centennial-Eureka Mine, the largest producer of gold and copper in the District. After reaching an agreement with the numerous independent mine owners in the Main Tintic District, Crane was authorized to determine stratigraphic and structural controls to ore deposit formation by mapping each mine. For the first time in the District's history, but unfortunately after the District was into the end of its productive life, ore controls on ore runs that crossed property boundaries were determined. Centurion Mines Corporation built on Crane's work in the early and mid 1990's, by having access to all of his underground mapping and sampling. Crane's ore controls were evaluated within the more newly developed understanding of the structural complexities of wrench fault systems. We believe that the combination of an understanding of the structural and stratigraphic controls to ore development in the Main Tintic District has allowed for the recent development of compelling exploration targets on our Tintic Gold claims group.

The Emerald Mine exploration work intersected scattered weak mineralization on all levels of the mine but not in large enough quantities to contribute to significant development or production. Favorable gold values were reported on the 600 foot level of the mine and were documented and evaluated by G.W. Crane during his District-wide ore controls evaluation. Crane felt that this mineralization was evidence of the southerly continuation of the Centennial Ore Channel mined in the Grand Central and Centennial-Eureka Mines. Crane wrote in an internal report to U.S. Smelting and Refining:

"The Emerald Mine happens to be at the extreme southern, or gold/ copper end of the Gemini or Centennial Channel, the largest producer of five major ore zones, and for this and other reasons, is due to become a producer of ore consisting of gold. On the same fissure, to which recent developments in the Emerald Mine have been directed, ore bodies on the lower levels of the Grand Central Mine have their principle values in gold and copper, indicating the trend in the direction of the Emerald" (G. Crane, March 28, 1933)."

2.   Generalized Ore Targets on the Tintic Gold Claims

The majority of all Tintic Main District ore is preferentially developed within only five of the numerous Paleozoic carbonate formations that are present. Of these units, a formation named the Ajax Formation has hosted most of the copper-gold production in the District. The Ajax Formation crops out extensively on the Tintic Gold claims group and is cut by intersecting faults which are known to be mineralized in the Emerald Mine workings and in the adjacent Grand Central, Mammoth and Centennial-Eureka Mines. The Ajax Formation on our claims is near vertical to steeply west dipping and lies on the western limb of the broad Tintic Syncline. The most persistently mineralized portion of the formation is the Emerald Unit which lies in the lower half of the 640 foot thick Ajax Formation. The Emerald is a medium grained grayish-white colored massive dolomite bed that lies about 100 to 180 feet above the base of the unit and averages about 30 feet thick. Ore mined in the deepest portions of the Grand Central (Grand Central Ore Channel) and Centennial-Eureka Mines (Oklahoma Stopes) which are located directly north of the Tintic Gold ground, is also hosted by the Ajax Formation. In those mines, however, the Ajax Formation dips about 45 degrees to the north and the bedding conformable ore is subhorizontal since they lie near the axial plane of the syncline at a mine depth of from 1,900 to 2,300 feet.

We believe that the up dip extension of the mineralized Ajax host in the Grand Central and Centennial-Eureka Mines is the best exploration target on our Claims. The Ajax Formation -- especially the Emerald member --- is cross cut by the ore controlling, generally steeply west dipping, north trending sinistral faults, namely, the Iron Break Fissure (GC and CE Mines), the West Break Fissure (GC Mine), the West Mammoth Split Fault (Mammoth Mine), the Mammoth Fault (Mammoth Mine) and the Grand Central Fault (GC Mine). The sinistral or counterclockwise trending faults provide the conduits and structural preparation for potential ore development in the reactive and brittle carbonates that are present there. We believe that these faults in the Ajax Formation are especially good targets for ore development where they are intersected by east-west faults. East West faults identified in our Claims include the 245 Fissure, the 247 Fissure, and several other unnamed faults that were cut in the Emerald Mine workings. These conclusions are based on Crane's mapping.

3.   Specific Ore Targets on the Tintic Gold Mining Claims

On the 600 Level (6,224 feet above mean sea level ("amsl")) of the Emerald Mine, southeast of the shaft (6,830 feet amsl), a winze was sunk on a vein of gold bearing quartz in the Ajax Formation. The vein is reported by G. Crane to assay up to 0.82 opt (ounces per ton) gold in the winze and small sublevel drift. Other portions of the vein assay up to 6 opt gold from his sampling. The vein lies on the intersection of the east-west striking 245 Fissure in the Emerald Mine and the sinistral, northeast striking Iron Break Fissure which carries 2 to 3 opt silver in the C-E Mine 1800 foot level drift (4,935 feet amsl). The Iron Break Fissure controls north trending ore deposition in the Opohonga Formation in the Grand Central Mine 1300 to 1800 foot levels (5,828 to 5,347 feet amsl) and in the large westerly trending Ajax Formation stopes on the 2000 to 2300 foot levels (5,147 to 4,845 feet amsl). Crane believed that this intersection and the gold-bearing quartz was the top of an irregular ore pipe that was 5 to 6 feet in diameter where exposed in the workings. He felt that additional prospecting should be conducted below this mineralization in the Ajax and Opex Formation carbonates.

On the Emerald 600 Level (6,224 feet amsl), drifting on the level to the south of the quartz vein described above cut 0.26 opt gold and 0.82 opt gold approximately 350 feet and 950 feet away in the Ajax and underlying Opex Formations. The 0.26 value is in the lower Ajax formation probably on a fault but is not described. The 0.82 value is on a NNE striking 60 to 72 degree west dipping fault where it is cut by an East-West striking fault. Six opt gold was collected by Crane on the 600 Emerald Level where the same south drift in the Ajax Formation crosses into the underlying Opex Formation. We believe that these scattered gold values found by Crane deserve testing for potential bonanza grade mineralization in the receptive lower Ajax and underlying Opex Formation carbonates.

We also believe that the 1300 foot long by 1000 foot wide exploration gap between the southwestern most stopes on the Grand Central Mine 2000 to 2300 foot levels (5,147 to 4,845 feet amsl) and the northern most drifts on the Emerald 700, 900 and 1000 foot levels (6,124, 5,924 & 5,824 feet amsl) should be evaluated. The NE trending steeply west dipping West Break (GC Mine), Iron Break Fissure (GC and C-E Mines), and West Mammoth Split (Mammoth Mine) should be tested, especially where they are cut by the steeply dipping E-W striking cross faults. We believe that the prime area for exploration and possible ore development in this exploration gap is at fault intersections which occur in the Ajax Formation as it dips towards the Grand Central stopes.

Summary of Our Plan of Operation

To summarize the exploration aspect of our business plan over the next 12 months, we believe our mining claim group should be mapped and sampled in detail. Surface mapping and sampling should be tied to Crane's existing underground mapping and sampling. Fault intersections in the Ajax and underlying Opex Formations should be targeted for drilling from the surface. Several fault intersection targets with surprisingly high gold assays already exist on the 600 Level of the Emerald Mine based upon Crane's underground mapping and sampling.

Because our ore targets are relatively small and previous work suggests a lack of low grade ore surrounding historic ore zones, targeting prospective zones from the surface may be difficult. Any anomalous metals encountered in surface drilling should be evaluated by follow-up drill testing. Ideally, drilling should be conducted from underground to ensure that delineated targets are adequately tested. The great expense of rehabilitating mine workings probably makes this prohibitive without initial encouragement based upon surface drilling. Any exploration program in the Tintic District should be willing to drill test each target in detail, before moving on to the next target.

As stated repeatedly elsewhere herein, the most practical way for us to get the proposed exploration work done is to joint venture or partner with a mining company that has expertise in exploration and underground mining. To accomplish this we have now located, collected and evaluated all existing data previously compiled on the property (something we had NOT accomplished at the time we filed our original registration statement on Form SB-2), and we have also engaged Mr. Bruce Yeomans to give us an evaluation report that identifies specific targets for exploration, something we have also now accomplished. We believe all of this information will be highly useful and important to any mining company that we approach to partner or joint venture with us.

Business Corporate History

Tintic Gold Mining Company, a Nevada corporation ("Tintic-Nevada", "we" or "us"), was originally formed as a wholly-owned subsidiary of Tintic Gold Mining Company, a Utah corporation ("Tintic-Utah"). We were organized and incorporated under the laws of the State of Nevada on March 8, 2004, as required by the terms of the distribution agreement dated March 12, 2004, for the purpose of acquiring all of Tintic-Utah's mineral properties and related assets, including the remaining cash after payment of related expenses. As a result, we are the owner of the subsurface mineral rights previously owned by Tintic-Utah, on approximately 44 acres of land located in the Tintic Mining District of Juab County, Utah, near the town of Mammoth, Utah, property that our predecessor or parent corporation had owned since 1933 and which was conveyed to us by Special Warranty Deed on March 18, 2004, copy of which was attached as Ex. "10.1" to our original SB-2 filing.

Our predecessor, Tintic-Utah, was incorporated on June 14, 1933 as a Utah corporation, and was, until the effective time of last year's merger discussed below, a mineral resource and exploration company. Under Industry Guide No. 7, it was classified as an exploration stage mining company. This is defined as company engaged in the search for mineral deposits (reserves) which are not in either the development or production stage. Unfortunately, Tintic-Utah did not engage in any mining exploration activities during the early 2000's, that is, at a time when it was both a "reporting company" with the Commission and also quoted on the OTC Bulletin Board for two reasons. First, the prices of precious metals were depressed and remained depressed during this period, a fact which did not provide an investment or other financing incentive or opportunity for mining exploration activities. Secondly, in approximately 2002, after having conducted various contamination testing in the area since 2000 and 2001, the Environmental Protection Agency (EPA) declared the nearby Eureka, Utah, area as a "Super-Fund" clean-up site. Because of potential "clean-up" liability for contamination, Tintic-Utah was to discover that mining companies were not interested in spending the money necessary to undertake any mining activities of any kind until the EPA had completed its "clean-up" operations and gone after or pursued alleged "polluters." In fact, to our knowledge, there was virtually no mining exploration or other mining activity in the Tintic Mining District between 2000 and 2004. To be sure, during this period, the Trixie Mine, the only operational mine at the time in the District, a mine operated by Chief Consolidated Mining, was closed down. This negative trend now appears to have changed. Precious metals prices have substantially improved and, at the same time, we are informed that the EPA is completing its "clean-up" operations in Eureka, Utah; further, we are informed that it has finished going after or pursuing alleged "polluters" in the Eureka area. We believe these changes of events make the investment environment more friendly or suitable for mining exploration activities.

In spite of its practical and other inabilities to conduct mining exploration activities on its mining properties during the early 2000's, Tintic-Utah's management continued to develop its long-term business plan to re-establish it as an active business and to seek capital funds to operate and grow the business. As part of this long-term business plan, Tintic-Utah's management was authorized to entertain and negotiate with potential merger candidates who were not engaged in the business of mineral exploration and/or mining. Pursuant to this authority, Tintic-Utah acquired Kiwa, in exchange for its securities, as an operating company due to its experienced management and its potential for profitable growth. Prior to the merger transaction with Kiwa discussed below, George Christopulos, Hugh Coltharp and Jack Coombs, our existing directors and officers, served as the directors and officers of Tintic-Utah.

The shares of common stock of Tintic-Utah, until the time of completion of the merger discussed below, traded on the OTC Bulletin Board under the symbol "TTGM." These shares now trade under the name of Kiwa and under the OTC Bulletin Board symbol "KWBT."

Following the merger, stockholders of Kiwa became stockholders of Tintic-Utah. Selected executive officers and directors of Kiwa then became executive officers and directors of Tintic-Utah. Because Kiwa was in a totally different kind of business and did not want to own or engage in any mining exploration activities, Tintic-Nevada was formed for the purpose of conveying Tintic-Utah's mining claims into it and effectuating a spin-off of shares, the very subject of this document, all as further explained below.

The patented mining claims that we received on March 18, 2004 under the Distribution Agreement with Kiwa are located within the historic Tintic Mining District (organized on December 13, 1869) in Juab County, Utah. These properties were part of a once-thriving mining district with worldwide acclaim. In 1979, the Tintic Mining District was listed in the National Register of Historic Places.

Our predecessor corporation, Tintic-Utah, was authorized to conduct business in Utah and has conducted business in Utah since 1933. It owned our existing patented mining claims since 1933, properties that were acquired from the Emerald Mining Company at that time. These properties are owned free and clear of any lien or encumbrance other than the fact that a prior director from some-25 years ago, Mr. C. Chase Hoffman, owns the surface rights. Mr. Hoffman also retains a 3% net smelter return interest on any mineral production, if any ever occurs.

Neither us nor our officers and directors have been involved in any bankruptcy, receivership or similar proceeding and none is involved in any litigation that would have any direct or indirect impact or bearing on us or our business. Considering that we were recently incorporated to receive Kiwa's mining assets and implement the terms of the Distribution Agreement with Kiwa, there has been no material reclassification, consolidation, merger, or purchase or sale of any significant amount of assets.

Presently, we have no operations. Since incorporation, our primary business activity to date has been organizational activities.

The March 12, 2004 Merger or Reorganization with Kiwa

On March 12, 2004, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 11, 2004, by and among Tintic Gold Mining Company, a Utah corporation ("Tintic-Utah"), TTGM Acquisition Corporation, a Utah corporation and wholly-owned subsidiary of Tintic-Utah ("Merger Sub"), and Kiwa Bio-Tech Products Group Ltd., a privately-held British Virgin Islands ("BVI") corporation ("Kiwa-BVI"), Merger Sub merged with and into Kiwa-BVI with Kiwa-BVI surviving as a wholly-owned subsidiary of Tintic-Utah (the "Merger"). Each share of Kiwa-BVI common stock was converted into 1.5445839 shares of Tintic-Utah's common stock, resulting in Tintic-Utah issuing an aggregate of 7,722,919 shares of its common stock to the former shareholders of Kiwa-BVI. Tintic-Utah also assumed Kiwa-BVI's outstanding stock options. The Merger resulted in a change of control of Tintic-Utah, with former Kiwa-BVI shareholders and optionees owning approximately 89% of Tintic-Utah's common stock on a fully diluted basis immediately following the closing of the Merger. A copy of the Merger Agreement is attached to our third amended registration statement on Form SB-2 as Exhibit "10.2" and is available for review on the Commission's Edgar database. The Merger Agreement sets forth the terms and conditions of the merger transaction between the two companies that closed on March 12, 2004. This agreement identifies a securities brokerage firm located in California known as West Park Capital, Inc., as a finder, agent or consultant in the transaction. The Merger Agreement came about after a lawyer in New York spoke with counsel to Tintic-Utah in late January or early February 2004; Tintic-Utah's counsel thereafter contacted and spoke with principals, agents or employees of West Park Capital, including counsel to Kiwa, namely, the Encino, California-based law firm of Stubbs, Alderton & Markiles, LLP. These discussions and negotiations with West Park Capital and Stubbs, Alderton & Markiles ultimately gave rise to, or resulted in, the Merger Agreement.

Upon consummation of the Merger on March 12, 2004, Mr. Wei Li was appointed as Chief Executive Officer and Chairman of the Board of Directors of Tintic-Utah and Mr. Da-chang Ju was appointed as a director. Mr. George Christopulos resigned as Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board. On or about March 27, 2004, upon compliance with
Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 thereunder, Jack Coombs and Hugh Coltharp resigned from the Board of Directors and Lian-jun Luo, James Nian Zhan and Yun-long Zhang were appointed as directors. No agreements existed among present or former controlling stockholders of Tintic-Utah or present or former members of Kiwa-BVI with respect to the election of the members of Tintic-Utah or Kiwa's board of directors, and to our knowledge, no other agreements existed which might have resulted in a change of control of Tintic-Utah.

On March 15, 2004, Tintic-Utah changed its corporate name from "Tintic Gold Mining Company," a Utah corporation, to "Kiwa Bio-tech Products Group Corporation" ("Kiwa").

From approximately April 16 through April 19, 2004, in separate, private transactions that took place over a month after the actual merger or change of control transaction had occurred, former principals and affiliates of Tintic-Utah, including two other stockholders, namely, George Christopulos, Hugh Coltharp, Jack Coombs, J. Michael Coombs and Reo Culter, received a total of $193,318.78 between the five of them for the private, negotiated sale of a large majority of their shares to third parties. In doing so, four of the five filed Form 4's with the Commission fully reporting these stock sale transactions. The fifth individual was not required to do so. In connection with these post-merger stock sale transactions, John B. Lowy, Esq., an attorney, and his firm, Olympic Capital, received a finder's or agent's fee of $50,000 from the sellers and 135,000 post-split shares of Kiwa from the buyers.

During the later part of 2004, Kiwa changed its domicile from Utah to that of Delaware. For more information in this regard, interested persons should look up and review Kiwa's public filings on the Securities and Exchange Commission's database known as EDGAR.

Reasons for the Merger

In early 2004, Tintic-Utah's management was presented with the opportunity to merge or reorganize with Kiwa Bio-Tech Products, Ltd. ("Kiwa-BVI"), a company engaged in the agri-products business in the People's Republic of China. At the time, Tintic-Utah was running out of capital. Upon review of Kiwa-BVI and its business activities and affairs, including its management's resumes, business plan, products and services, and industry niche, Tintic-Utah's management believed that a merger or business combination transaction with Kiwa-BVI would provide an opportunity to enhance Tintic-Utah's shareholder value. Tintic-Utah's management found many factors of the Kiwa business plan attractive, including but not limited to the following:

Kiwa-BVI was represented as a development stage company that develops, manufactures, distributes and markets innovative, cost-effective and environmentally safe bio-technological products for agriculture, natural resources and environmental conservation. Kiwa-BVI's products were represented as designed to enhance the quality of human life by increasing the value, quality and productivity of crops and decreasing the negative environmental impact of chemicals and other wastes.

In 2002, Kiwa-BVI and its predecessor entities chartered Kiwa Bio-Tech Product (Shandong) Co. Ltd. ("KIWA-SD"), a wholly-owned subsidiary organized under the laws of China, as its offshore manufacturing base to capitalize on low cost, high quality manufacturing advantages available in China. In October 2003, Kiwa-BVI completed Phase I construction of its state-of-the-art manufacturing facility. In November 2003, Kiwa-BVI began shipping its first commercial product, a bio-fertilizer, to the agricultural market in China. Kiwa-BVI was represented as working on existing product improvement and new product development while it continued its three-phase facility build-up.

Effect of the Merger

As a condition of the Merger, we, that is, Tintic-Nevada, were formed for the purpose of conveying Tintic-Utah's mining rights and interests to us, its Nevada subsidiary (an act which occurred on March 18, 2004). This conveyance was done in exchange for the issuance of 1,009,643 shares of our stock which has been physically issued in certificate form in the name of the shareholders of Tintic-Utah as of March 5, 2004 and which is held by our stock transfer agent, Cottonwood Stock Transfer. In furtherance of the terms and conditions of the Distribution Agreement, we have agreed to undertake to distribute our capital stock to Tintic-Utah shareholders of record on March 5, 2004, immediately subsequent to the effective time of a registration statement registering the shares covered thereby (the "Spin-Off"). The purpose of, or rationale for, the Spin-Off is based on Tintic-Utah taking a different business direction and no longer either needing or wanting our Claims. Reference is made to the Securities and Exchange Commission's Bulletin No. 4 available on the Commission's web site, a release discussing the reasons and purpose of spin-off transactions. The Spin-Off is designed to be effectuated in compliance with the Securities Act of 1933 and all applicable securities laws of any governmental entity. The Distribution Agreement, dated on or about March 12, 2004, by and among Tintic-Utah (Kiwa's predecessor in name), Tintic-

Nevada, and their directors and officers provides that no shareholder of either Tintic-Utah and/or Kiwa, who acquired their shares in either entity after March 5, 2004, shall participate in the Spin-Off. In other words, only shareholders of record of Kiwa (Tintic-Utah) as of March 5, 2004 will be entitled to receive our shares in, or benefit from, the Spin-Off.

Description of Our Mineral Assets and Property Acquired as a Result of the
Merger

Our mining property consists of three (3) patented mining claims located in the Tintic Mining District, Juab County, Utah, about a quarter or half a mile from the city limits of Mammoth, Utah, approximately 90 miles south of Salt Lake City.

Form of Ownership

Tintic-Nevada does not hold "unpatented" mining claims. (An unpatented mining claim is a parcel of property located on federal lands that the U.S. government continues to own, though it has granted the private party claimholder the right to explore and mine the claim.) Instead, we own patented mining claims. (A "patented" mining claim is land originally held as unpatented, to which the private-party claimholder has been conveyed fee simple title by the U.S. government, after meeting the federal patenting requirements.) The important distinction or difference in the type of mineral interest it represents is that the patent gives the claimholder full and complete ownership, outright, of the land on which the claim is located. In this case, however, the surface rights are owned by a former officer and director named C. Chase Hoffman. Such rights were conveyed to Mr. Hoffman in 1980 in consideration for money Mr. Hoffman had advanced the Company over the years. Mr. Hoffman also retains a 3% net smelter return royalty interest in the event of any mineral production on the property.

The Effect of Regulatory Changes on Holding Unpatented Mining Claims

The U.S. Bureau of Land Management (BLM) promulgated new regulations in 1997 regarding hard rock unpatented mining claims (see 43 CFR 3809). Compliance with the 1997 regulations is both time-consuming and costly. Therefore, Tintic-Nevada does NOT intend to purchase or locate any unpatented claims, but instead, to concentrate its exploration activities on its own privately-held land and perhaps on land that, at some point in the future, it may decide to acquire, including but not limited to a Utah state mineral leasehold of some kind. Management believes that these BLM regulations will have little or no effect on our activities.

Type of Property/ Exploration, Development and Production History

Our three (3) patented mining claims are lode claims. (Such claims contain deposits of minerals, in this case, gold, silver, copper and lead, in solid rock. A placer claim, on the other hand, is a deposit of sand and gravel containing valuable minerals.)

Our mining claim property, which our predecessor, Tintic-Utah owned since 1933, lies within the Central portion of the Main Tintic Mining District, Juab County, Utah, approximately 90 miles south of Salt Lake City. The property is bounded on the north and east by the Centennial Eureka, Grand Central, and Mammoth mines, and on the south and west by the Empire Mines property. The property consists of three (3) patented lode mining claims known as the Emerald, Ruby and Diamond Lode Mining Claims. These claims embrace a portion of Sections 19 and 30, Township 10 South, Range 2 West and Sections 24 and 25,

Township 10 South, Range 3 West, Salt Lake Base and Meridian, bearing Mineral Survey Number 188, and together designated as Lot No. 224, more particularly described in the patent recorded at Book 60, Page 406, of the records of Juab County, Utah. These properties comprise an area of approximately 44.43 acres. These claims cover an area 3,000 feet north-south and 550 to 900 feet east-west.

Structurally, these properties lie along the west flank of the northward plunging asymmetric trough of the Tintic syncline. Beds strike approximately due north and dip steeply to the east. Surface exposures show the predominant rock type to be Ajax Dolomite of Cambrian Age. The central portion of the property is cut by the trace of the northeast striking Emerald-Grand Central fault. The east-west striking Sioux-Ajax fault zone is inferred to cut through the property and could intersect the northeast structure within the boundaries of the property. Due to soil cover, their exact position cannot be readily determined.

Some of the property's nearest neighbors have had mineral production in the past, including the Centennial Eureka Mine to the north and west and the Grand Central Mine to the north and east. This does not mean, and we do NOT mean to imply or suggest in any respect, that because there may have been production on nearby properties, that our Claims have the same or similar geological formations or that we have the same probability of having any production in the future. In fact, historically, there has been little to no production from the scattered mines south and west of our Emerald Mine.

The property is located on the outcrop of the Ajax limestone. This has been one of the most favorable ore-bearing formations of the Main Tintic Mining District.

Because of general geological conditions, our property has three favorable prospects. One is in deeper development in the northern part of the property; two, in a mineralized vein near the main shaft on the 1,000 level; and three, above the 600 level on the southern end of the property.

From the standpoint of the vertical range of the ore deposits in adjoining mines, the same locations for possible exploration work are indicated. For example, in the Centennial Eureka properties to the north, the ore bodies or mineralization occurred at the same level as in our Emerald Mine, namely, at an elevation of between 6,200 and 6,300 feet. In the Grand Central properties, also to the north, ore bodies or mineralization occurred several hundred feet lower than the 700 level of Tintic-Nevada's property, while in the Mammoth Mine, to the east, an ore channel came to the surface.

There are several prominent fissures in our property. Fissures north of the shaft show calcite and oxidized iron. This suggests possibilities for improved mineralization at depth. Close to the shaft an east-west cross fissure reportedly carries substantial values in lead from the 200 to 1,000 levels in workings presently inaccessible. This fissure should be prospected for intersections and at greater depth. South of the shaft are two main north-south fissures. One known as the Diamond fissure shows jasperoid quartz.

A spur line of the Union Pacific Railroad with loading ramps lies less than two miles to the northeast.

The property has been explored by numerous shallow shafts, surface workings, and a one and one-half compartment shaft sunk one thousand feet deep, with levels driven at the 400, 500, 600, 700 and 1,000 foot levels. This shaft is known as the Emerald Mine or Shaft. The Emerald Mine is the largest historic mine working on the Tintic Gold Mining Company's claims group. The shaft is located on the south end of the Emerald patented lode claim near the crest of a small ridge. The mine lies between two large tonnage, high grade historic mines, the Grand Central and the Mammoth Mines. The 1100 foot level is developed from a winze on the 1000 foot mine level. Only a small amount of ore -- approximately 1,800 tons -- was historically produced from the mine. The grade of this ore is not known.

The Emerald Shaft is about 1,900 feet south-southwest from Grand Central Mine shaft and approximately 2,000 feet west of the Mammoth Mine glory hole. The Emerald Shaft is collared in the highly productive Ajax Formation which hosts the bulk of copper-gold ore in the district and lies on strike from the Grand Central ore bodies in the same unit. The Emerald Mine is presently inaccessible and the shaft collar is partially blocked with debris and mine timbers. Several additional small shafts, declines, and pits on the claim group explore surface exposures of silicification and weak mineralization. These workings are also in the highly productive Ajax Formation and may represent "leakage" of mineralization along faults from unexploited ore developed at depth adjacent to the existing Emerald Mine underground workings.

It is not anticipated that the opening up or rehabilitation of the old workings will be attempted at the present time or at any future time. Any possible exploration will be in the nature of surface assay sampling or testing and, if sufficient evidence is obtained, exploratory drilling may be considered. In such event, we will be subject to regulation by the Utah Division of Oil, Gas and Mining (DOGM). It should be again noted that the potential for pursuing an extensive permitting process in order to further drill the property is dependent on the price of gold and silver.

The mineralization of interest is believed to be of the siliceous copper-gold-silver category. However, the possibility of this property attaining the status of a gold or silver producer will depend upon the results of any future exploration testing and drilling program engaged in by us. At the present time, this property has no known ore reserves. Accordingly, we cannot be considered a "development mining company." The objective of the proposed geological mapping and other work would be to determine what exploration program, if any, to pursue.

It should be noted that although smelting facilities have historically been located within at least seventy (70) miles of the property, management believes that it would be premature and perhaps misleading to discuss milling and smelting contracts with ore purchasers inasmuch as we not only need to conduct exploratory work but no ore has been discovered and thus, no development plan or program exists. There is no assurance that ores, if they exist and if developed, could ever be sold, let alone sold for a profit.

As to our Claims' exploration, development or production history, if any, the extent of exploration or even development on our mining properties is unknown. Management believes and is informed that approximately 1,800 tons of ore were once removed from our property. Our lack of precise knowledge as to what production or extraction occurred, when it occurred, what it sold for, what it was exactly, or was worth at the time it was extracted is understandable in that precious metals were first discovered in the Tintic Mining District area in 1870, 135 years ago. Nonetheless, the property does contain the Emerald Shaft or Mine which existing data and other information suggests is at least 1,000 feet deep. There are also other "prospecting pits" on the property. As stated above and in order to devise and implement an exploration plan or program of some kind on our properties, we have recently commissioned and obtained a preliminary evaluation report and a secondary, more complete or comprehensive report on the property which we will make available to any shareholder wanting a copy of either.

Our predecessor, Tintic-Utah, was incorporated on June 14, 1933, as a Utah corporation, and was, until the effective time of last year's merger discussed below, a mineral resource and exploration company. Under Industry Guide No. 7, it was classified as an exploration stage mining company. This is defined a company engaged in the search for mineral deposits (reserves) which are not in either the development or production stage. Unfortunately, Tintic-Utah did not engage in any mining exploration activities during the early 2000's, that is, at a time when it was both a "reporting company" with the Commission and also quoted on the OTC Bulletin Board for two reasons. First, the prices of precious metals were depressed and remained depressed during this period, a fact which did not provide an investment or other financing incentive or opportunity for mining exploration activities. Secondly, in approximately 2002, after having conducted various contamination testing in the area since 2000 and 2001, the Environmental Protection Agency (EPA) declared the nearby Eureka, Utah, area as a "Super-Fund" clean-up site. Because of potential "clean-up" liability for contamination, Tintic-Utah was to discover that mining companies were not interested in spending the money necessary to undertake any mining activities of any kind until the EPA had completed its "clean-up" operations and gone after or pursued alleged "polluters." In fact, to our knowledge, there virtually no mining exploration or other mining activity in the Tintic Mining District between 2000 and 2004. To be sure, during this period, the Trixie Mine, the only operational mine at the time in the District, a mine operated by Chief Consolidated Mining, was closed down. This negative trend now appears to have changed. Precious metals prices have substantially improved and, at the same time, we are informed that the EPA is completing its "clean-up" operations in Eurkea, Utah; further, we are informed that it has finished going after or pursuing alleged "polluters" in the Eureka area. We believe these changes of events make the investment environment more friendly or suitable for mining exploration activities.

Exploration and Rehabilitation Work

There has been no exploration or other mining activity on our properties since the 1930's and 1940's, except perhaps briefly before World War II. Only a limited amount of exploration or development work has been conducted on our properties since World War II. ("Exploration" is the work involved in searching for ore. "Development" is the construction and other work necessary to be carried out for the purpose of extracting ore from the deposit or mine.) In 1987, Centurion Mines Corporation ("Centurion"), later to be known and now known as Grand Central Mining Company, negotiated a five-year lease with Tintic-Utah to explore its patented mining claims.

Centurion carried out mapping and limited assay and sampling work on our properties starting in 1987 and its successor, Grand Central Mining, terminated its lease with Tintic-Utah in 1997. The assay and sampling results it provided to us has been, in turn, provided our geologist, Mr. Yeomans, who has incorporated that information into his reports to us. To the best knowledge, information and belief of current management, no more than 1,800 tons of ore production has ever come from our properties and we know little more than this. Prior to that time, our properties were inactive from World War II until 1987, when Centurion carried out limited exploration consisting mainly of geologic mapping and sampling. Centurion also performed some maintenance and rehabilitation work on our properties though it is not believed that Centurion did any maintenance or rehabilitation on the underground workings of the Emerald Mine. Centurion continued its activities until 1997. No additional work has been done on the properties since that time. Under Tintic-Utah's prior lease agreement with Centurion, Centurion was obligated to do a certain amount of assessment work every five (5) years. This was done and we possess copies of the assessment and sampling work carried out by Centurion and its successor.

Future Plans for Exploration

To date, management has NOT applied for exploration permits for work on any of its patented mining claims. However, during 2004 and into 2005, we may consider conducting geological mapping, geochemical sampling, and geophysical surveys, but only if sufficient funds are available for such purpose, and if all goes well and we have sufficient capital, to possibly file applications for permits that would permit exploratory sampling or drilling to be carried out. We have not yet determined whether we will actually carry out any drilling exploratory operations. This will depend on sources of and the availability of funds, not to mention the prices of gold and silver. Accordingly, no assurance can be given that exploration will in fact be either undertaken or carried out.

As of the date of this document, none of our officers, directors, or major shareholders has had any preliminary contact or discussions with any specific business or financial opportunity, directly or indirectly, nor are there any present plans, proposals, arrangements or understandings regarding the possibility of an acquisition, exchange or other financing arrangement with any specific business opportunity, potential partner or other person. There are also no mining properties, other than those we currently own and hold, that we are currently evaluating.

In order to be able to present a realistic exploration plan or program to a potential mining partner or venture capital partner or investor, we recently commissioned and obtained a preliminary evaluation report dated in December 2004 and a more comprehensive report dated in April 2005 that that we will make available to any shareholder who requests a copy. Among other things, these reports identify a work sequence to be undertaken in order to carry out a mining exploration program. The latter report specifically identifies exploration targets on our Claims, a task that we believe will work as a positive inducement to prospective mining partners interested in our Claims inasmuch as this is something they will not be required to spend money on themselves.

Competitive Position

We have no competitive economic position in the mining industry as no mineral production has ever been realized. To date, there has been no mining activity on these properties other than the exploratory holes drilled in the past and mentioned above, all with inconclusive results. Furthermore, we have not received revenue from our mineral rights for the last several years since the lease with Centurion Mines Corporation and its successor-in-interest was terminated.

As set forth in Risk Factor No. 16 in the beginning of this prospectus, mining companies of all calibers compete to obtain favorable mining properties and to evaluate prospects for drilling, exploration, development, and mining. Naturally, we face competition from other similarly situated junior mining companies similarly interested in acquiring mineral properties worthy of exploration for favorable or prospective gold, silver, copper and other mineralization, companies that have substantially more capital or access to the capital markets than we do. This includes other mining companies either operating, or considering operating, in the Tintic Mining District or who own properties within the Tintic Mining District of Juab County, Utah, where our properties are located.

We are unable to ascertain the exact number of competitor companies, or whether or when such competitors' competitive positions could improve. Thus, we may be unable to acquire or explore other attractive mining properties on terms that are acceptable. Accordingly, such competition, although customary and typical in the mining industry, could result in delays, increased costs, or other types of adverse consequences affecting us.

Business Offices and Administrative Support

Mr. George Christopulos provides office space and the necessary administrative and clerical support for the corporate affairs of Tintic-Nevada without any cost to us.

Research and Exploration Activities

Other than the preliminary evaluation report and more comprehensive subsequent report we have commissioned and obtained, reports which provide us with an exploration work sequence on our claims, we have not incurred any material costs for research or exploration activities since our inception. We have only been in existence since March 8, 2004, and therefore our research and exploration costs to date have been minimal. The cost of these geologic reports and other costs related to research and exploration activities have to date totaled approximately $1,000.

Compliance with Environmental Laws

We do not believe that we will incur any material costs relating to efforts to comply with environmental laws or other governmental regulations. This is because, at this time, we do NOT have a specific exploration program that we intend to implement. Once we do, a myriad of state and governmental regulations will come into play and we will be required to comply with each and every one of them.

Customer and Suppliers

We do not provide any goods or services at this time. As such, we do not have any customers or suppliers.

Government Regulation/Obtaining Necessary Permits to Conduct Exploration Activities

As we currently have no exploratory operations, we do not believe we are subject to governmental regulations, which may relate to our business.

At such time as we engage in exploration activities on our Claims, if we do (and no assurance can be given that we will), we must undergo an extensive state and federal permitting process. Operating and environmental permits will be required to be obtained from applicable regulatory bodies utilizing technical applications filed by us. Once we have obtained the necessary funding and financing to do so, we will identify external mining and geology consultants to assist it with preparing and filing permits with all applicable state and federal regulatory authorities.

The rules and regulations of the Utah Department of Oil, Gas and Mining (DOGM) are complex relative to obtaining a permit for exploration or for conducting small mining operations (defined as involving less than 5 acres of total disturbance). The process is essentially as follows: The applicant first files a permit application with DOGM and, pursuant to a Memorandum of Understanding

(MOU) by and among the various state and federal agencies having competing regulatory authority, the application is reviewed on a coordinated basis by DOGM, the federal Bureau of Land Management (BLM), the U.S. Forest Service
(USFS) and the Department of Environmental Quality (DEQ). The applicant is notified of any deficiencies in his application and is generally requested to submit additional information. If all of these agencies pass off on the application, the applicant is given a permit. If the applicant seeks to conduct a large scale mining operation (defined as in excess of a 5 acre disturbance), the process is more complex, detailed and extensive. For example, the regulatory review then involves an assessment of technical adequacy of the applicant's plans and more extensive environmental concerns are involved such as potential contamination of ground water. Once DOGM gives tentative approval of a large scale mining operation, notice must be provided to adjacent land owners, the county zoning authority, the Resource Development Coordinating Council (RDCC), and newspapers for publication. Public hearings are then called and held. Even if approval is obtained, the applicant must then provide adequate reclamation surety documents to ensure adequate reclamation upon completion of operations. In addition to the foregoing, DOGM has recently been required to seek an historical and archeological consultation/clearance from the Utah Division of State History. DOGM notifies this agency that it has received a new exploration or mining notice application and the Division of State History notifies DOGM within 15 days (exploration or small mining notice) or 30 days (large mining notice) if they believe a formal survey of the proposed area should be conducted by the applicant. This process applies to both private and state-owned land. If the area involved is federal ground, we are informed that the federal government does its own archeological clearance during its own NEPA/EA review process.

The above permitting process is time consuming and expensive and we currently lack the resources and capital to initiate a permitting process relative to our Claims. At the same time, current management lacks the qualifications and other expertise necessary to engage in this process without the assistance of experts or mining company partners.

Employees

We have no employees and our current officers and directors serve without established compensation.

No Present Agreements with any Consultant

We currently have no agreement with any consultant. This does not mean that we will not explore the possibility of hiring or retaining a consultant(s) or other expert or professional in the future to assist us in our search for a mining partner, acquisition or funding candidate. As of the date of this prospectus, we have also been in no discussion with any such individual or company for such purpose.

Transfer Agent

Cottonwood Stock Transfer Corporation located at 5899 South State Street in Murray, Utah, will act as the agent for the distribution of shares and will deliver certificates for our common stock as soon as practicable to shareholders of record of Tintic-Utah common stock as of March 5, 2004, who did not receive their common stock in Kiwa as a result of the reverse acquisition by and between Kiwa and its Tintic-Utah. All shares of our common stock will be fully paid and nonassessable and the holders will not be entitled to preemptive rights.

      Management and Principal Shareholders of Tintic Gold Mining Company

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the beneficial ownership of our common stock with respect each person known to be the owner of 5% or more of our common capital stock, each director, each officer, and all executive officers, directors and 5% or greater shareholders of us as a group. As of March 31, 2005, there were 1,509,643 common capital shares issued and outstanding, 1,009,643 of which are subject to this registration statement. The former and larger figure includes the 500,000 shares issued to our officers, directors and our counsel, Mr. J.M. Coombs, at a price of $0.05 per share, a stock issuance that raised us $25,000 in capital.


                                                                 Percent of
                                    Number of Shares of          Ownership of
                                      Common Stock               Common Stock
Name of Beneficial Owner            Beneficially* Owned          Outstanding
----------------------------       ---------------------         ------------
George Christopulos
3131 Teton Drive
Salt Lake City, Utah 84109              372,739(1)                 24.7%


Hugh Coltharp
1478 Roosevelt Avenue
Salt Lake City, Utah 84105              107,361(2)                 7.1%


Jack Coombs
2581 East 1300 South
Salt Lake City, Utah 84108              248,272(3)                 16.4%

John Michael Coombs
3098 South Highland Drive, Suite 323
Salt Lake City, Utah 84106-6001         342,212(4)                 22.7%

All 5% or more owners, all
directors and all officers as a
group (4 persons)                       1,070,584                 70.91%

-------------------------------



* Beneficial ownership is determined in accordance with the rules and regulations of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants currently exercisable, or exercisable or convertible within 60 days of our year end, are also deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

(1) This figure includes 204,660 shares of "restricted" stock purchased in August 2004 by Mr. Christopulos for cash in a private transaction with the Company at a price of $0.05 per share.
(2) This figure includes 89,932 shares of "restricted" stock purchased in August 2004 by Mr. Coltharp for cash in a private transaction with the Company at a price of $0.05 per share.

(3) This figure includes 143,645 shares of "restricted" stock purchased in August 2004 by Mr. Coombs for cash in a private transaction with the Company at a price of $0.05 per share.
(4) This figure includes 61,763 shares of "restricted" stock purchased in August 2004 by Mr. J.M. Coombs, a non-officer and non-director, for cash in a private transaction with the Company at a price of $0.05 per share.

All of our directors serve until the next annual meeting of shareholders or until their resignations are tendered and duly accepted.

Mr. CHRISTOPULOS, our chairman of the board, president, CEO, and chief financial officer, age 56, is currently employed by the Salt Lake County Assessor's office as a commercial real estate appraiser. Mr. Christopulos has had no other employment during the last 5 years. He received a B.S. degree in Accounting from the University of Utah in 1974, graduating cum laude. He was the chairman of the board and the president of Tintic-Utah between 1982 and March 12, 2004. He is NOT currently an officer, director or "control person" of any other "reporting company." The only other reporting company on which Mr. Christopulos has served is our predecessor, Tintic-Utah, and he served as its president and a director since approximately 1982 when his father, Plato Christopulos, Tintic-Utah's former president, passed away.

Mr. COLTHARP, our secretary and a director, age 53, is a retired stockbroker, formerly of Potter Investment Company, a local stock brokerage firm, who currently buys, sells and restores antique cars. Other than his car restoration and collection business, Mr. Coltharp has had no other employment during the last 5 years. He served as a director of our predecessor company, Tintic-Utah, longer than any other director, having become a director in 1980. He is NOT currently an officer, director or "control person" of any other "reporting company." The only other "reporting company" on which Mr. Coltharp has served is our predecessor, Tintic-Utah.

Mr. JACK COOMBS, our vice president and a director, age 78, is a retired Salt Lake City businessman and private investor. Mr. Coombs graduated from the University of Utah in 1950 with a B.S. degree in business administration. He has been involved with other exploratory mining companies in the past. Mr. Coombs served as an officer and director of a our predecessor company, Tintic-Utah since approximately 1981. Prior to 1995, he served as a director and officer of a company known as Vis Viva Corporation, now known as WideBand Corporation and which trades on the Pink Sheets under the symbol ZWBC.PK. Within the last year or so, WideBand Corporation filed a Form 15 with the Commission and ceased being a "reporting company." He is NOT currently an officer, director or "control person" of any other "reporting company." Mr. Coombs has no involvement with a "reporting company" known as Millenium Quest, Inc., other than as an original shareholder.

Mr. J.M. COOMBS of Salt Lake City, Utah, age 50, is a member of the law firm of MABEY & COOMBS, L.C., and has acted as our legal counsel. Prior to its March 12, 2004 merger with Kiwa, he acted as legal counsel to our predecessor, Tintic-Utah, since 1994. He has been employed with the law firm of MABEY & COOMBS, L.C., for the last five years. Since May 1982, Mr. Coombs has had no other employment other than as a practicing attorney. He is not and never has served as an officer or director of us or our predecessor company, Tintic-Utah. Mr. J.M. Coombs served as an officer and director of a company known as Vis Viva Corporation between 1995 and approximately February 2000, a company that is no longer "reporting." (See previous paragraph.) He also served as an officer and director of a reporting company known as LipidViro Technologies, Inc., at a time when it was known as Anticline Uranium, Inc.
Mr. J.M. Coombs is the son of director and officer, Jack Coombs.

No officer or director, or greater than 5% shareholder, has been involved, directly or indirectly, in any bankruptcy or insolvency proceeding of any kind. None is currently involved in any litigation nor has any been involved in any litigation that would have a bearing on any such person's fitness or other ability to act and serve as a director or officer of Tintic-Nevada.

No arrangement or understanding exists between or among any of the directors or executive officers and any other person pursuant to which any director was elected, or any executive officer was appointed. None of our directors or officers are currently directors or officers of any other company registered under the Securities Exchange Act of 1934.

Each director and executive officer intends to devote such amount of time as that person's responsibilities require, but none of them work full time for us. Also, no family relationship exists among any of the named directors and executive officers. None of the directors or officers has ever been employed by a mining company and none has any college or university degree involving or relating to mining or geology. In this regard, reference is made to Risk Factor No. 17 in the beginning of this prospectus, which discloses management's lack of technical training and experience with exploring for, starting, and/or operating a precious metals or other mine, a fact could have a negative impact on our operations, earnings and ultimate financial success.

None of our directors, officers, or principal shareholders has been involved in any legal proceeding during the past five (5) years arising from any of the following events that would be material in evaluating the ability or integrity of any such person:
(1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
(2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
(3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting that person's involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Commission, or the Commodity Futures Trading Commission to have violated a federal or state securities, or commodities law and the judgment has not been reversed, suspended, or vacated.

There are no employment agreements between the officers of Tintic-Nevada and us. Furthermore, we do not carry key-man insurance policies on any of our officers or directors. Mr. Christopulos, in his role as Chairman of the Board, President, CEO, and CFO will devote at least 15 to 20 hours per month to Tintic-Nevada. Messrs. Jack Coombs and Hugh Coltharp are expected to devote at least 10 hours of their time per month to Tintic-Nevada. This will of course depend upon what is going on with respect to the Company and its affairs, particularly any funding or partnership prospects. If more effort and time is needed on the part of our officers and directors, they are committed to devoting such time and energy as necessary to assist the Company in carrying out its business plan.

Compensation of Directors and Executive Officers

We have paid no remuneration to our directors or officers, other than the fact that each bought shares of our stock recently at $0.05 per share in order to provide us with sufficient operating capital to file and complete the Spin-Off transaction and otherwise carry out the terms and conditions of the Distribution Agreement with Tintic-Utah. We do NOT have any contracts with or contractual arrangements for compensation of directors or officers. We also do NOT pay any monetary fees or other form of cash compensation for their services. Directors and officers are entitled to receive reimbursement of out-of-pocket expenses incurred by them on behalf of us. Because none of our officers or directors has received individual total annual salary and bonus in excess of $100,000 for any fiscal year, we have NOT included a table under this item describing such compensation as would otherwise be required. Such compensation, if it had occurred, would include the dollar value of base salaries and bonus awards, the number and value of stock options granted, and any other compensation, if any, none of which occurred.

No Retirement, Pension or Profit Sharing Plans

At present, directors and officers do NOT receive any award of options, warrants, or stock appreciation rights (SAR's) for their service. There are no retirement, pension, or profit sharing plans for the benefit of officers, directors or key employees as of the date of this filing.

No Stock Incentive Plan

We have NOT adopted a stock incentive plan to provide deferred stock incentives to key employees, if any, and directors of Tintic-Nevada and our subsidiaries, if any are created, who contribute significantly to our long-term performance and growth. This does not mean that we may not do so in the future. If one is established, the board will be authorized to amend and rescind any rules and regulations relating to any stock incentive plan as may be necessary for efficient administration of any such stock incentive plan. Any board action will require a majority vote of the members of the board.

Three types of awards would likely be available under any stock incentive plan, if adopted:

* nonqualified stock options or incentive stock,
* stock appreciation rights and
* restricted stock.

No shares of Tintic-Nevada common stock have yet been reserved to be issued under any stock incentive plan.

Restricted Stock

The board may in its discretion award Tintic-Nevada common stock that is affected by some restrictions on transferability. This restricted stock issued as part of any stock incentive plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by the laws of descent and distribution, for a period of time as determined by the board, from the date on which the award is granted. Certificates for restricted stock will bear an appropriate legend referring to the restrictions. A holder of restricted stock may exercise all rights of ownership incident to his ownership including the right to vote and receive dividends, unless the board has imposed limitations. Currently 500,000 shares of our issued and outstanding stock are "restricted" and can only be transferred and subsequently sold in accordance with the requirements of Rule 144 of the General Rules and Regulations of the Commission or, if the shares are otherwise registered in some fashion with the Commission. Currently, we lack any funds to effectuate any such registration statement and therefore, we have no plans whatsoever at this time of doing so. If any such shares are therefore transferred or sold, it will be done in accordance with the strict requirements of Rule 144.

               Certain Relationships and Related Transactions

We have no formal conflict of interest policy in place regarding the possibility of our entering into transactions with affiliates. We lack such a policy because we believe it highly unlikely that we will acquire or do business with an entity in which members of our management have an ownership interest, directly or indirectly. Having said this, any possible related party transaction, if it did arise, would almost certainly be ratified by a disinterested board of directors and possibly, by the shareholders. Whatever would happen, management intends do whatever is necessary to fully and completely comply with Nevada corporate law. See, e.g., Nevada Revised Statutes (NRS) 78.140 titled "Restrictions on transactions involving interested directors or officers; compensation of directors". Nevada also has a statute titled "Combinations with Interested Stockholders." NRS 78.411 through 78.444, inclusive. In our Articles, and because we believe it unduly restrictive, we have opted-out of this latter provision as permissible under NRS 78.434. In addition to these provisions, we have also provided in our Articles, among other things, that a business transaction with or involving a director or officer shall not be void simply because such person is an officer or director of the Company. See our Articles of Incorporation in Exhibit 3.1 attached to our original registration statement. We believe that these measures give us more business flexibility without compromising our obligation to be fair to the stockholders. Nonetheless, as stated above, we find it highly doubtful that we will acquire or engage in business with any related entity or person.

At the time of the merger transaction with Kiwa and our formation or organization in the State of Nevada, our officers or directors advanced us a total of $1,210 to cover our initial costs and expenses. This figure is represented on our financial statements as a payable and also, in an accounting footnote. Currently, we have no other indebtedness to management, other than possible out-of-pocket costs or expenses which would otherwise be reimbursed, none of which we are aware of at this time.

We have had no transactions with any promoters, brokers or consultants and we currently have no agreements, whether written or oral, with any promoters, brokers or consultants.

There is no affiliation between any of our officers and directors.

           Description of Tintic Gold Mining Company Capital Stock

Authorized Capital Stock

The certificate of incorporation in the State of Nevada grants Tintic-Nevada the authority to issue 50,000,000 shares of common capital stock, par value $.001 per share. As of the date of this prospectus, we had outstanding 1,509,643 shares of Tintic-Nevada common stock, 1,009,643 of which are being held by Cottonwood Stock Transfer pursuant to the distribution agreement.

Holders of our common stock are entitled to receive dividends as the board of directors declares them and are entitled to cast one vote per share on all matters voted upon by stockholders. However, we have no present intention of paying any dividends. There is no cumulative voting for the election of directors and Tintic-Nevada common stock does not have any preemptive rights. Upon liquidation of Tintic-Nevada, holders of our common stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for liabilities and amounts owing with respect to any outstanding debts.

There is no public trading market at the present time for our common capital stock.

None of our stock is subject to any outstanding options or warrants to purchase, or securities convertible into, common equity. What stock that is issued and outstanding and which could be sold under Rule 144 of the General Rules and Regulations of the Commission is discussed in the section below titled "Shares Eligible for Future Sale" and also in the section above titled "Restricted Stock."

None of our equity is being offered to anyone pursuant to any employee benefit plan or dividend reinvestment plan (which is inapplicable regardless) and we have NO plans, at the present time, to adopt any such plans.

Stockholder meetings

Our certificate of incorporation provides that our board of directors or a duly designated committee of the board may call annual stockholder meetings. Our certificate of incorporation also provides that stockholder action may be taken at a special or annual stockholder meeting and Nevada law allows such action by written consent.

                       Shares Eligible for Future Sale

Upon completion of the distribution, Tintic-Nevada will have 1,509,643 shares of common stock issued and outstanding held beneficially by 356 persons, 1,009,643 shares of which will be freely tradable without restriction or further registration under the Securities Act of 1933. Having said this, however, it should be noted that 290,135 of the distributable shares shall be distributed to officers and directors. Accordingly, all certificates representing such shares shall bear an appropriate "affiliate" or "control person" legend. Accordingly, only 719,508 of the 1,009,643 shares shall be distributed without any type of "restrictive" legend.

        Unclaimed or Abandoned Stock Resulting from the Distribution

Tintic-Nevada is incorporated and organized under the laws of Nevada. Nevada Revised Statutes (NRS) 120A.225 titled Intangible personal property held by intermediary in another state, provides that intangible personal property held for the owner outside of the state of Nevada by a business association and which remains unclaimed for more than 3 years after it became distributable by the issuer of the property is presumed abandoned. In this case, our out-of-state intermediary is our stock transfer agent, Cottonwood Stock Transfer ("Cottonwood"), located in Murray, Utah. This statute is consistent with NRS120A.210 titled Intangible personal property held in fiduciary capacity, which similarly provides that all intangible personal property held in a fiduciary capacity for the benefit of another person is presumed abandoned if left unclaimed after 3 years. In short, intangible personal property such as stock is considered abandoned after 3 years under Nevada law.

As a condition of the stock distribution, our Board of Directors has resolved that any person entitled to shares and who does NOT receive his or her certificate at the time of distribution must claim his or her shares within 3 years of the date of distribution. To further explain, several persons entitled to receive distributed shares in accordance with this offering have been shareholders of our predecessor corporation, Tintic-Utah, for many, many years; in some instances, going as far back as 1933. Unfortunately, the addresses of many of these persons or their heirs are unknown and have been unknown for some time. As a condition to the distribution resulting from this offering, we have instructed Cottonwood NOT to issue and distribute physical certificates to persons on our shareholders' list who are known to have bad addresses. Instead, Cottonwood shall issue such shares by "book entry" only. If and when such shares are claimed, if they are so claimed within the ensuing 3 years, physical certificates representing the shares will be issued by Cottonwood to and in the names of the appropriate owners, all costs and charges therefor to be borne by them. If, on the other hand, such shares are NOT claimed within 3 years after the effective date of our distribution (or such earlier date as such shares would otherwise escheat to the state or become property of any governmental entity under Nevada law) such shares will, to the extent permitted by applicable law, revert to and become the property of Tintic-Nevada free and clear of any claims or interest of any person previously entitled thereto.

                                Legal Matters

Mabey & Coombs, L.C., will pass upon the validity of the issuance of the securities offered by this prospectus for Tintic-Nevada.

                                   Experts

The financial statements of Tintic-Nevada for the year ended December 31, 2004 and 2003 appearing in this prospectus have been audited by Pritchett Siler & Hardy, P.C. independent auditors located in Salt Lake City, Utah, as set forth in their report appearing elsewhere in this prospectus, and upon the authority of that firm as experts in accounting and auditing.

                     Where You Can Find More Information

Tintic-Nevada intends to furnish to its shareholders annual reports, which will include financial statements audited by independent accountants, and any other periodic reports as it may determine to furnish or as may be required by law, including sections 13(a) and 15(d) of the Securities Exchange Act of 1934, including subsequent amendments.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

Tintic-Nevada has filed a registration statement with the Securities Exchange Commission under the Securities Act of 1933 with respect to the shares registered by this prospectus. This prospectus omits some information contained in the registration statement as permitted by the rules and regulations of the Commission. For further information about respect to Tintic Gold Mining Company and our common stock, investors should read the full registration statement, including the exhibits included with it. Statements in this prospectus about the contents of any contract or any other document are not necessarily complete; investors should read each contract or other document filed with the Commission as an exhibit to the registration statement. The registration statement, including all of the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of those materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Tintic Gold Mining Company, a Nevada corporation, will file registration statements (including this one) and other documents and reports electronically through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") which is publicly available through the Commission's Internet World Wide website, http://www.sec.gov.

Index to financial statements
  December 31, 2004
        Report of Independent Registered Public Accounting Firm      F-1
        Balance Sheet, December 31, 2004                             F-2
        Statements of Operations, for the years ended
             December 31, 2004 and 2003 and from
             inception of exploration stage on December 31,
             1997 through December 31, 2003                          F-3
       Statement of Stockholders' Equity (Deficit),
             from inception of exploration stage on December 31,
             1997 through December 31, 2004                          F-4
        Statements of Cash Flows, for the years ended
             December 31, 2004 and 2003 and from
             inception of exploration stage on December 31,
             1997 through December 31, 2003                          F-5
        Notes to Financial Statements                         F-6 - F-11
  June 30, 2005
        Unaudited Condensed Balance Sheet, June 30, 2005 and
             December 31, 2004                                       F-2
        Unaudited Condensed Statements of Operations,
             for the three and six months ended June 30, 2005
             and 2004 and for the period from inception of
             exploration stage on December 31, 1997 through
             June 30, 2005                                           F-3
        Unaudited Condensed Statements of Cash Flows,
             for the six months ended June 30, 2005 and 2004
             and for the period from inception of exploration stage
             on December 31, 1997 through June 30, 2005              F-4
        Notes to Unaudited Condensed Financial Statements      F-5 - F-9

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

                        FINANCIAL STATEMENTS

                          December 31, 2004

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]




                              CONTENTS

                                                                     PAGE

        Report of Independent Registered Public
             Accounting Firm                                         F-1


        Balance Sheet, December 31, 2004                             F-2


        Statements of Operations, for the years ended
             December 31, 2004 and 2003 and from
             inception of exploration stage on December 31,
             1997 through December 31, 2003                          F-3

        Statement of Stockholders' Equity (Deficit),
             from inception of exploration stage on December 31,
             1997 through December 31, 2004                          F-4

        Statements of Cash Flows, for the years ended
             December 31, 2004 and 2003 and from
             inception of exploration stage on December 31,
             1997 through December 31, 2003                          F-5


        Notes to Financial Statements                         F-6 - F-11

     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
TINTIC GOLD MINING COMPANY
Salt Lake City, Utah

We have audited the accompanying balance sheet of Tintic Gold Mining Company, a Nevada corporation, [an exploration stage company] at December 31, 2004, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2004 and 2003 and for the period from inception on December 31, 1997 through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Tintic Gold Mining Company, a Utah corporation ("former Parent") for the period from inception on December 31, 1997 through December 31, 2002 were audited by other auditors whose report included an explanatory paragraph expressing concern about the former Parent's ability to continue as a going concern. The financial statements as of December 31, 2002 reflect an accumulated deficit of $59,297. The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts for the period from inception on December 31, 1997 through December 31, 2002, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Tintic Gold Mining Company [an exploration stage company] as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 and for the period from inception on December 31, 1997 through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company was only recently formed and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to these matters are also described in
Note 5. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As described in Note 10 to the financial statements, Tintic Gold Mining Company has restated its financial statements for the year ended December 31, 2004 to include the prior operations of its former Parent from the Parent's inception of the exploration stage on December 31, 1997 through the date of the Company's spin-off.


PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
April 19, 2005, except for Note 10 as
to which the date is September 23, 2005

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

                            BALANCE SHEET


ASSETS

                                                                December 31,
                                                                    2004
                                                                ___________
CURRENT ASSETS:
  Cash                                                          $    20,731
                                                                ___________
        Total Current Assets                                         20,731
                                                                ___________

                                                                $    20,731
                                                                ___________


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts Payable                                                 2,073
     Related party advances                                           1,210
                                                                ___________
        Total Current Liabilities                                     3,283
                                                                ___________

STOCKHOLDERS' EQUITY: (RESTATED)
  Common stock, $.001 par value,
   50,000,000 shares authorized,
   1,509,643 shares issued and
   outstanding                                                        1,510
  Capital in excess of par value                                    164,765
  Deficit accumulated during the
   exploration stage                                               (148,827)
                                                                ___________
        Total Stockholders' Equity                                   17,448
                                                                ___________

                                                                 $   20,731
                                                                ___________


The accompanying notes are an integral part of this financial statement.

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

                       STATEMENT OF OPERATIONS

                                                             From inception of
                                                             exploration stage
                                                              on December 31,
                                  For the Years Ended          1997, Through
                                     December 31,               December 31,
                                 2004             2003             2004
                                                                (Restated)
Revenues                       $        -   $        -       $            -
                               ----------   ----------       --------------
    Total Revenues                      -            -                    -

Operating Expenses
General & Administrative            7,552       20,250               81,506
Failed acquisition costs                -       62,281               85,758
                               ----------   ----------       --------------
    Total Expenses                  7,552       82,531              167,264
                               ----------   ----------       --------------
Loss From Operations               (7,552)     (82,531)            (167,264)
                               ----------   ----------       --------------
Other Income:
 Interest income                        -           40                8,632
 Interest expense                       -          (44)                 (44)
 Gain on sale of securities             -            -                8,084
                               ----------   ----------       --------------
    Total Other Income                  -           (4)              16,672
                               ----------   ----------       --------------
Loss Before Income Taxes           (7,552)     (82,535)            (150,592)

Current Income Taxes (Benefit)          -         (557)              (1,765)

Deferred Income Taxes                   -            -                    -
                               ----------  -----------       --------------
    Net Loss                   $   (7,552) $   (81,978)      $     (148,827)
                               ==========  ===========       ==============
Loss per Share                 $    (0.01) $     (0.09)      $        (0.32)
                               ==========  ===========       ==============

The accompanying notes are an integral part of this financial statement.

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

             STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

         FROM THE DATE OF INCEPTION OF EXPLORATION STAGE ON

       DECEMBER 31, 1997 THROUGH DECEMBER 31, 2004 (RESTATED)
                                                     Unrealized
                                            Deficit    Gains
                                         Accumulated (Losses) on
                 Common Stock Capital in During the  Available-      Total
                 ____________  Excess of Exploration  For-Sale   Stockholder's
                Shares  Amount Par Value   Stage     Securities     Equity
             _________ _________ _________ _________ _________  _____________
BALANCE,
December 31,
1997           231,797 $     232 $  39,743 $       - $       -  $     39,975

Net Income
for December
31, 1997
through
December 31,
2000                 -         -         -    11,007         -        11,007

Unrealized
losses
available-for-
sale-securities,
net of tax           -         -         -         -      (278)         (278)

Stock issued
for services in
December 2001
at $.03 per
share           50,006        50    14,950         -         -        15,000

Net loss for
the year ended
December 31,
2001                 -         -         -   (35,530)        -       (35,530)

Unrealized
losses
available-for-
sale-securities,
net of tax           -         -         -         -       278           278
             _________ _________ _________ _________ _________ _____________
BALANCE,
December 31,
2001           281,803       282    54,693   (24,523)        -        30,452

Stock issued
for services
in December,
2002 at $.175
per share      134,153       134    23,343         -         -        23,477

Net loss for
the year ended
December 31,
2002                 -         -         -   (34,774)        -       (34,774)
             _________ _________ _________ _________ _________ _____________
BALANCE,
December 31,
2002           415,956       416    78,036   (59,297)        -        19,155

Stock issued
for services
in February,
2003 at $.10
per share      536,611       537    53,124         -         -        53,661

Stock issued
for services
in December,
2003 at $.10
per share       57,076        57     5,651         -         -         5,708

Net loss for
the year ended
December 31,
2003                 -         -         -   (81,978)        -       (81,978)
             _________ _________ _________ _________ _________ _____________
BALANCE,
December 31,
2003         1,009,643 $   1,010 $ 136,811 $(141,275)$       - $      (3,454)

Issuance of
500,000
shares of
Common Stock
for $25,000
or $.05 per
share, August
2004           500,000       500    24,500         -         -        25,000

Related party
debt forgiveness
recorded as
capital
contribution         -         -     3,454         -         -         3,454

Net loss for
the year ended
December 31,
2004                 -         -         -    (7,552)        -        (7,552)
             _________ _________ _________ _________ _________ _____________

BALANCE,
December 31,
2004         1,509,643 $   1,510 $ 164,765 $(148,827)$       - $      17,448
             ========= ========= ========= ========= ========= =============



The accompanying notes are an integral part of this financial statement.

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

                      STATEMENTS OF CASH FLOWS

                                                         From inception of
                                             For the     exploration stage
                                            Year Ended     on December 31,
                                           December 31,    1997, Through
                                     ______________________ December 31,
                                          2004      2003       2004
                                     ______________________ _____________
                                                             (Restated)
Cash Flows From Operating Activities:
  Net loss                           $  (7,552) $   (81,978)$    (148,827)
  Adjustments to reconcile net loss
  to net cash used by operating
  activities:
    Non-cash stock issued for
    services rendered                        -       59,369        97,846
    Loss from sale of securities             -            -        (8,086)
    Gain on settlement of debt           3,454            -         3,454
    Change in assets and liabilities:
      Decrease in income tax receivable      -            -             -
      Increase (decrease) in accounts
      payable                             (672)       2,301         1,929
      (Decrease) in income taxes payable     -            -          (565)
      Increase in accrued interest payable   -           44            44
                                   ___________  ___________ _____________
        Net Cash (Used) by
        Operating Activities            (4,770)     (20,264)      (54,205)
                                   ___________  ___________ _____________
Cash Flows From Investing Activities:
  Purchase of securities                     -            -        (7,609)
  Proceeds from sale of securities           -            -        23,962
                                   ___________  ___________ _____________
        Net Cash Provided by
        Investing Activities                 -            -        16,353
                                   ___________  ___________ _____________
Cash Flows From Financing Activities:
  Proceeds from note payable -
   related party                        (2,291)       3,501         1,210
  Proceeds from sale of common stock    25,000            -        25,000
                                   ___________  ___________ _____________
        Net Cash Provided by
        Financing Activities            22,709        3,501        26,210
                                   ___________  ___________ _____________
Net Increase (Decrease) in Cash         17,939      (16,763)      (11,642)

Cash at Beginning of Period              2,792       19,555        32,373
                                   ___________  ___________ _____________
Cash at End of Period              $    20,731  $     2,792 $      20,731
                                   ___________  ___________ _____________

Supplemental Disclosures of Cash Flow Information:
  Cash paid during the periods for:
    Interest                       $         -  $         - $           -
    Income taxes                   $         -  $       100 $       3,565

Supplemental Schedule of Noncash Investing and Financing Activities:
  For the year ended December 31, 2004
     In March 2004, the Company issued 1,009,643 shares of common stock to acquire mining claims from its former Parent. The shares are being held in escrow for future distribution to the shareholders of parent upon completion of a SEC registration for the shares.

  For the year ended December 31, 2003:
     During 2003, the Parent issued 593,687 shares of common stock for services rendered valued at $59,369 or $.10 per share.


The accompanying notes are an integral part of these financial statements.

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

                    NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - Tintic Gold Mining Company ("the Company") was organized under the laws of the State of Nevada on March 8, 2004 as a wholly-owned subsidiary of Tintic Gold Mining Company ("Parent"), a Utah corporation, (now known as KIWA Bio-Tech Products Group Corporation). The Company was founded for the purpose of continuing the exploration of the mining claims of its former Parent. On March 12, 2004 as part of an acquisition agreement, Parent acquired KIWA Bio-Tech Products Group Corporation ("KIWA").

     Following the organization of the Company, Parent transferred all of its mining claims to the Company in exchange for 1,009,643 shares of the Company's common stock. The mining claims include three patented mining claims known as the Emerald, Ruby and Diamond Lode Mining Claims located in the central portion of the Tintic Mining District, Juab County, Utah.

     Parent placed the Company's shares into an escrow for the benefit of Parent's pre-acquisition shareholders. Following the successful registration of the shares with the U.S. Securities and Exchange Commission, the escrow agent will complete the spin off of the Company by distributing the 1,009,643 shares to the shareholders of record of Parent as of March 5, 2004.

     The Company is considered to be an Exploration Stage Company according to the provisions of Industry Guide 7. The Company is currently unable to estimate the length of time necessary to initiate an exploration stage program and has no assurance that a commercially viable ore body exists in its properties until appropriate geological work and testing of the mineralized areas can support an economically feasible evaluation which the Company is unable to perform due to a lack of working capital. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

     Financial Statement Presentation - The accompanying financial statements include the prior operations of the Parent from its inception of exploration stage activities on December 31, 1997 through the spin-off of the Company, and include the accounts of the Company from its date of incorporation to the date of the financial statements.

     Cash and Cash Equivalents - The Company considers all highly-liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

     Mining Properties - Pre-operating and mine development costs including acquisition costs relating to mining properties are capitalized until such properties are placed in production, disposed of, or abandoned. The Company periodically reviews its mining property for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

     Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" [See Note 6].

     Loss Per Share - The computation of loss per share is based on the weighted average number of common shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" [See Note 7].

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

                    NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [Continued]

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

     Recently Enacted Accounting Standards - Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4", SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67", SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29", and SFAS No. 123 (revised 2004), "Share-Based Payment", were recently issued. SFAS No. 151, 152, 153 and 123 (revised 2004) have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 - MINING CLAIMS

     At the time of organization, the Company acquired certain patented mining claims from Parent which were recorded at the carryover basis of $0. The mining claims are located in the Tintic Mining District of Juab County, Utah. The Company does not have any current mining exploration, development, or production activities on its existing properties. The Company intends to explore its existing properties in the future and to acquire additional mining properties that contain potential exploration opportunities if funding becomes available for such purpose.

NOTE 3 - CAPITAL STOCK

     Common Stock - The Company has authorized 50,000,000 shares of common stock with a par value of $.001.

     In August 2004 the Company issued 500,000 shares of common stock. The shares were issued for cash of $25,000, or $.05 per share.

     In December 2003, the Parent issued 57,076 shares of common stock for services rendered valued at $5,708 or $.10 per share.

     In February 2003, the Parent issued 536,611 shares of common stock to members of the board of directors, the Company's legal counsel and shareholders for services rendered valued at $53,661 or $.10 per share.

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

                    NOTES TO FINANCIAL STATEMENTS

NOTE 3 - CAPITAL STOCK   CONTINUED

     In December 2002, the Parent issued 134,153 shares of common stock for services rendered valued at $23,477 or $.175 per share.

     In December 2001, the Parent issued 50,006 shares of common stock for services rendered valued at $15,000 or $.30 per share.

     Stock Split   On January 17, 2003, Parent's board of directors approved a one share for ten shares reverse stock split. The financial statements have been retroactively restated for the effects of the reverse split for all periods presented.

NOTE 4 - RELATED PARTY TRANSACTIONS

     Related Party Advances - During the year ended December 31, 2004, the officers and shareholders of the Company advanced the Company $1,210. The advances bear no interest and are due on demand.

     On September 30, 2003, the Parent issued a note payable to a group of shareholders for proceeds of $3,501. The note is callable on October 1, 2006 and accrues interest at a rate of five percent. The note does not require regular payments of principle and interest. The note may be paid at anytime without penalty. For the year ended December 31, 2003 interest of $44 was accrued but not paid. In connection with the recapitalization of the Company, the debt and related interest was forgiven and recorded as a contribution to capital.

     Management Compensation - For the years ended December 31, 2004 and 2003, the Company did not pay any compensation to any officer or director of the Company.

     Office Space - The Company has not had a need to rent office space. An officer of the Company is allowing the Company to use his address, as needed, at no expense to the Company.

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

                    NOTES TO FINANCIAL STATEMENTS

NOTE 5 - GOING CONCERN

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of their common stock or through a possible business combination. There is no assurance that the Company will be successful in raising this additional capital or in achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 6 - INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards.

     The Company has available at December 31, 2004 an unused operating loss carryforward of approximately $7,600 which may be applied against future taxable income and which expires in 2024. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the net deferred tax assets, the Company has established a valuation allowance equal to their tax effect and, therefore, no deferred tax asset has been recognized. The net deferred tax assets are approximately $1,100 as of December 31, 2004, with an offsetting valuation allowance of the same amount.

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

                    NOTES TO FINANCIAL STATEMENTS

NOTE 7 - LOSS PER SHARE

     The following data shows the amounts used in computing loss per share:


                                                         From inception of
                                             For the     exploration stage
                                            Year Ended     on December 31,
                                           December 31,    1997, Through
                                     ______________________ December 31,
                                          2004      2003       2004
                                     ______________________ _____________
   Loss from operations available
   to common shareholders (numerator)$  (7,552) $   (81,978)$    (148,827)
                                     _________  ___________ _____________
   Weighted average number of common
   shares outstanding used in loss
   per share for the period
   (denominator)                     1,195,435      884,939       464,634
                                    __________  ___________ _____________

     Dilutive loss per share was not presented, as the Company had no common stock equivalent shares for all periods presented that would affect the computation of diluted loss per share.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

     Former Officer - During 1980, a former president of Parent entered into an agreement with Parent whereby he settled a note due from Parent and relinquished his direct control of Parent. Among other consideration, Parent conveyed to the former president a 3% net smelter return on any ores sold from its historical patented mining claims held, plus surface rights. Parent retained rights to enter and exit the property for exploration and mining activity. In March 2004, the Company issued 1,009,643 shares of common stock for the mining claims of Parent [See
     Note 2].

     Environmental   In 2002 the Utah Department of Environmental Quality
     conducted soil sampling in the town of Mammoth, Utah, in an area adjacent to the Company's mining claims. Those samples indicate elevated contaminated metals levels. The nearby Mammoth mine had significant workings and production in the past, while the Company's properties have only had a small amount of ore produced. The source of the elevated contaminants is unclear. No claims have been made against the Company nor has anyone asserted that the Company is a responsible party. The Environmental Protection Agency has listed Eureka, Utah, as a "superfund" clean-up site. While the Company's properties are in the same overall mining district as Eureka, Utah, the Company does not expect the Eureka, Utah, superfund cleanup project will expand to include either the Mammoth area or the Company's properties. The Company is not aware of any state or federal agency's plan or intention to do any environmental cleanup or other work to or with any property located in or near Mammoth or the Company's properties.

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

                    NOTES TO FINANCIAL STATEMENTS

NOTE 9   SUBSEQUENT EVENT

     Upon registration of the Company's shares with the U.S. Securities and Exchange Commission, the shares of the Company placed in escrow by Parent will be distributed to the stockholders of Parent as of the record date, March 5, 2004.

NOTE 10   RESTATEMENT

     The Company has restated its financial statements for the year ended December 31, 2004 in response to a comment letter from the SEC dated July 1, 2005, requiring us to include the prior operations of our former Parent in our financial statements.

     Accordingly, the accompanying financial statements include the prior operations of our former Parent from its inception of the exploration stage on December 31, 1997 through the date of our spin-off.

     At December 31, 2004, this restatement had no effect on total assets or total liabilities.

     The following table highlights the significant areas of change from those previously reported:

                                   Year Ended December 31, 2004
                            _________________________________________

                            As previously
                              Reported          Restated
                             December 31,      December 31,
                                2004               2004        Change
                            ____________      ____________  ____________

  Total assets              $     20,731      $     20,731  $          -
                            ____________      ____________  ____________

  Net income (loss)         $     (7,552)     $     (7,552) $          -
                            ____________      ____________  ____________

  Basic earnings per share  $      (0.01)     $      (0.01) $          -
                            ____________      ____________  ____________

  Capital in excess of par
  value                     $     23,490      $    164,765  $    141,275
                            ____________      ____________  ____________

  Deficit accumulated during
  the exploration stage     $     (7,552)     $   (148,827) $   (141,275)
                            ____________      ____________  ____________

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]

              UNAUDITED CONDENSED FINANCIAL STATEMENTS

                            June 30, 2005

                     TINTIC GOLD MINING COMPANY
                   [An Exploration Stage Company]




                              CONTENTS

                                                                     PAGE

        Unaudited Condensed Balance Sheet,
             June 30, 2005 and December 31, 2004                     F-2


        Unaudited Condensed Statements of Operations,
             for the three and six months ended June 30, 2005
             and 2004 and for the period from inception of
             exploration stage on December 31, 1997 through
             June 30, 2005                                           F-3


        Unaudited Condensed Statements of Cash Flows,
             for the six months ended June 30, 2005 and 2004
             and for the period from inception of exploration stage
             on December 31, 1997 through June 30, 2005              F-4


        Notes to Unaudited Condensed Financial Statements      F-5 - F-9

                     TINTIC GOLD MINING COMPANY
                   (An Exploration Stage Company)
                      CONDENSED BALANCE SHEETS
                             (Unaudited)

                                                  June 30,     December 31,
                                                    2005          2004

                          ASSETS

Current Assets

Cash and cash equivalents                       $   18,083     $    20,731
                                                ----------     -----------
Total Current Assets                                18,083          20,731
                                                ----------     -----------
Total Assets                                    $   18,083     $    20,731
                                                ==========     ===========

LIABILIITIES AND STOCKHOLDER'S EQUITY
Current Liabilites
Accounts payable                                $    2,700     $     2,073
Related party advances                               1,210           1,210
                                                ----------     -----------
Total Current Liabilities                            3,910           3,283

Stockholders' Equity
Common Stock -  $0.001 par value; 50,000,000
shares autorized; 1,509,643 shares issued and
outstanding                                          1,510           1,510
Additional paid-in capital                         164,765         164,765
Deficit accumulated during the
exploration stage                                 (152,102)       (148,827)
                                                ----------     -----------
Total Stockholder's Equity                          14,173          17,448
                                                ----------     -----------
Total Liabilities and Stockholders' Equity      $   18,083     $    20,731
                                                ==========     ===========

See accompanying notes to unaudited condensed financial statements.

                     TINTIC GOLD MINING COMPANY
                   (An Exploration Stage Company)
                 CONDENSED STATEMENTS OF OPERATIONS
                             (Unaudited)

                                                             From inception of
                                                          exploration stage on
                          For the Three     For the Six      December 31, 1997
                           Months Ended    Months Ended           Through
                             June 30,        June 30,        June 30, 2005
                        2005       2004   2005      2004

Revenues            $       -  $     -   $      -   $     -     $         -
                    ---------  -------   --------   -------     -----------
    Total Revenues          -        -          -         -               -

Expenses
General &
Administrative          3,025       48      3,275       553          84,781
Failed acquisition
costs                       -        -          -         -          85,758
                    ---------  -------   --------   -------     -----------
    Total Expenses      3,025       48      3,275       553         170,539

Loss From Operations   (3,025)     (48)    (3,275)     (553)       (170,539)
Other Income
Interest Income             -        -          -         -           8,632
Interest Expense            -        -          -         -             (44)
Gain on Sale of
Securities                  -        -          -         -           8,084
                    ---------  -------   --------   -------     -----------
    Total Other Income      -        -          -         -          16,672
                    ---------  -------   --------   -------     -----------

Loss Before Income
Taxes                  (3,025)     (48)    (3,275)     (553)       (153,867)

Current Tax Expense         -        -          -         -           1,765

Deferred Tax Expense        -        -          -         -               -
                    ---------  -------   --------   -------     -----------
    Net Loss        $  (3,025) $   (48)  $ (3,275)  $  (553)    $  (152,102)
                    =========  =======   ========   =======     ===========

Basic Loss per Share$   (0.00) $ (0.00)  $  (0.00)  $ (0.00)    $     (0.28)
                    =========  =======   ========   =======     ===========

Weighted Average
Common Shares Used
In Per Share
Calculations        1,509,643 1,009,643 1,509,643 1,009,643         533,716
                    ========= ========= ========= =========     ===========

See accompanying notes to unaudited condensed financial statements.

                     TINTIC GOLD MINING COMPANY
                   (An Exploration Stage Company)
                 CONDENSED STATEMENTS OF CASH FLOWS
                             (Unaudited)
                                                            From inception of
                                                          exploration stage on
                                      For the Six Months     December 31, 1997
                                         Ended June 30,           Through
                                     2005            2004      June 30, 2005
Cash flows used in operating activities:
Net income (loss)                   $ (3,275)     $    (553)   $  (152,102)
Adjustments to reconcile net loss
to cash used in operating activities
Non-cash stock issued for services
rendered                                   -              -         97,846
Loss from sale of securities               -              -         (8,086)
Gain on settlement of debt                 -              -          3,454
Changes in operating assets and
liabilities:
Decrease in income tax receivable          -              -              -
Increase in accounts payable             627              -          2,556
(Decrease) in income taxes payable         -              -           (565)
Increase in accrued interest payable       -              -             44
                                    --------      ---------    -----------
Net cash used in operating activities (2,648)          (553)       (56,853)

Cash flows from investing activities:
Purchase of securities                     -              -         (7,609)
Proceeds from sale of securities           -              -         23,962
                                    --------      ---------    -----------
Net Cash provided by investing
activities                                 -              -         16,353

Cash flows from financing activities:
Proceeds from the issuance of
common stock                               -              -         25,000
Advances from stockholders                 -          1,185          1,210
                                    --------      ---------    -----------
Net Cash provided by financing
activities                                 -          1,185         26,210
                                    --------      ---------    -----------
Net increase in cash                  (2,648)           632        (14,290)
Cash and cash equivalents at
beginning of period                   20,731              -         32,373
                                    --------      ---------    -----------
Cash and cash equivalents at end
of period                           $ 18,083      $     632    $    18,083
                                    ========      =========    ===========

See accompanying notes to unaudited condensed financial statements.

                     TINTIC GOLD MINING COMPANY
                   (An Exploration Stage Company)
               NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (Unaudited)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization.   Tintic Gold Mining Company ("the Company") was organized under the laws of the State of Nevada on March 8, 2004 as a wholly-owned subsidiary of Tintic Gold Mining Company ("Parent"), a Utah corporation, (now known as KIWA Bio-Tech Products Group Corporation). The Company was founded for the purpose of continuing the exploration of the mining claims of its former Parent. On March 12, 2004 as part of an acquisition agreement, Parent acquired KIWA Bio-Tech Products Group Corporation ("KIWA").

Following the organization of the Company, Parent transferred all of its mining claims to the Company in exchange for 1,009,643 of the Company's common stock. The mining claims include three patented mining claims known as the Emerald, Ruby and Diamond Lode Mining Claims located in the central portion of the Tintic Mining District, Juab County, Utah.

Parent placed the Company's shares into escrow for the benefit of Parent's pre-acquisition shareholders. Following the successful registration of the shares with the U.S. Securities and Exchange Commission, the escrow agent will complete the spin off of the Company by distributing the 1,009,643 shares to the shareholders of record of Parent as of March 5, 2004.

The Company is considered to be an Exploration Stage Company according to the provisions of Industry Guide 7. The Company is currently unable to estimate the length of time necessary to initiate an exploration stage program and has no assurance that a commercially viable ore body exists in its properties until appropriate geological work and testing of the mineralized areas can support an economically feasible evaluation which the Company is unable to perform due to a lack of working capital. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Financial Statement Presentation - The accompanying financial statements include the prior operations of the Parent from its inception of exploration stage activities on December 31, 1997 through the spin-off of the Company, and include the accounts of the Company from its date of incorporation to the date of the financial statements.

Condensed Financial Statements. The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2005 and 2004 and for the periods then ended have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2004 audited financial statements. The results of operations for the periods ended June 30, 2005 and 2004 are not necessarily indicative of the operating results for the full year.

Cash and Cash Equivalents. The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Mining Properties. Pre-operating and mine development costs including acquisition costs relating to mining properties are capitalized until such properties are placed in production, disposed of, or abandoned. The Company periodically reviews its mining property for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

                     TINTIC GOLD MINING COMPANY
                   (An Exploration Stage Company)
               NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (Unaudited)

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUTING POLICIES (Continued)

Income Taxes. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach for income taxes (See Note 6).

Earnings (Loss) Per Share. The computation of earnings (loss) per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings (Loss) Per Share" (See Note 7).

Accounting Estimates. The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Recently Enacted Accounting Standards. Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs", SFAS No. 151, "Inventory Costs an Amendment of ARB No. 43, Chapter 4", SFAS No. 152, "Accounting for Real
Estate Time-Sharing Transactions   an amendment of FASB Statements No. 66 and
67", SFAS No. 153, "Exchanges of Nonmonetary Assets   an amendment of APB
Opionion No. 29", and SFAS No. 123 (revised 2004), "Share-Based Payment", and
SFAS No. 154 "Accounting Changes and Error Corrections   a replacement of APB
Opinion No. 20 and FASB Statement No. 3", were recently issued. SFAS No. 151, 152, 153, 123 (revised 2004) and 154 have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2   MINING CLAIMS

At the time of organization, the Company acquired certain patented mining claims from Parent which were recorded at the carryover basis of $0. The mining claims are located in the Tintic Mining District of Juab County, Utah. The Company does not have any current mining exploration, development, or production activities on its existing properties. The Company intends to explore its existing properties in the future and to acquire additional mining properties that contain potential exploration opportunities if funding becomes available for such purposes.

NOTE 3  COMMON STOCK

Common Stock. The Company has authorized 50,000,000 shares of common stock with a par value of $.001.

In August 2004, the Company issued 500,000 shares of common stock. The shares were issued for cash of $25,000 or $.05 per share.

                     TINTIC GOLD MINING COMPANY
                   (An Exploration Stage Company)
               NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (Unaudited)

NOTE 4   RELATED PARTY TRANSACTIONS

Related Party Advances. For the period January 1, through June 30, 2005, the officers and shareholders of the Company advanced the Company $0. The advances bear no interest and are due on demand.

Management Compensation. For the period from January 1, 2005 through June 30, 2005, the Company did not pay any compensation to any officer or director of the Company.

Office Space. The Company has not had a need to rent office space. An officer of the Company is allowing the Company to use his address, as needed, at no expense to the Company.

NOTE 5   GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock or through a possible business combination. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 6   INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" which requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of the temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. The Company has available at June 30, 2005 an unused operating loss carryforward of approximately $10,800 which may be applied against future taxable income and which expires in various years through 2025.

The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the net deferred tax assets, the Company has established a valuation allowance equal to their tax effect and, therefore, no deferred tax asset has been recognized. The net deferred tax assets are approximately $1,600 and $1,100 as of June 30, 2005 and December 31, 2004, respectfully with an offsetting valuation allowance of the same amount, resulting in a change in the valuation allowance of approximately $500 during the six months ended June 30, 2005.

                     TINTIC GOLD MINING COMPANY
                   (An Exploration Stage Company)
               NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (Unaudited)
NOTE 7   LOSS PER SHARE

The following data show the amounts used in computing loss per share:


                                                             From inception of
                                                          exploration stage on
                          For the Three     For the Six      December 31, 1997
                           Months Ended    Months Ended           Through
                             June 30,        June 30,        June 30, 2005
                        2005       2004   2005      2004

(Loss) from continuing
operations available to
common stockholders
(numerator)           $ (3,025) $    (48)  $(3,275)  $ (553) $ (152,102)
                      --------  --------   -------   ------  ----------
Weighted average
number of common
shares outstanding
used in earnings
per share during
the period
(denominator)        1,509,643  1,009,643 1,509,643 1,009,643   533,716
                     ---------  --------- --------- ---------   -------

Dilutive loss per share were not presented, as the Company had no common equivalent shares for all periods presented that would effect the computation of diluted earnings (loss) per share.

NOTE 8   COMMITMENTS & CONTINGENCIES

Former Officer. During 1980, a former president of Parent entered into an agreement with Parent whereby he settled a note due from Parent and relinquished his direct control of Parent. Among other consideration, Parent conveyed to the former president a 3% net smelter return on any ores sold from its historical patented mining claims held, plus surface rights. Parent retained rights to enter and exit the property for exploration and mining activity. In March 2004, the Company issued 1,009,643 shares of common stock for the mining claims of Parent (See Note 2).

Environmental. In 2002, the Utah Department of Environmental Quality conducted soil sampling in the town of Mammoth, Utah, in an area adjacent to the Company's mining claims. Those samples indicate elevated contaminated metals levels. The nearby Mammoth mine had significant workings and production in the past, while the Company's properties have only had a small amount of ore produced. The source of the elevated contaminants is unclear. No claims have been made against the Company nor has anyone asserted that the Company is a responsible party. The Environmental Protection Agency has listed Eureka, Utah, as a "superfund" clean-up site. While the Company's properties are in the same overall mining district as Eureka, Utah, the Company does not expect the

                     TINTIC GOLD MINING COMPANY
                   (An Exploration Stage Company)
               NOTES TO CONDENSED FINANCIAL STATEMENTS
                             (Unaudited)


NOTE 8   COMMITMENTS & CONTINGENCIES (Continued)

Eureka, Utah, superfund cleanup project will expand to include either the Mammoth area or the Company's properties. The Company is not aware of any state or federal agency's plan or intention to do any environmental cleanup or other work to or with any property located in or near Mammoth or the Company's properties.

NOTE 9   SUBSEQUENT EVENT

Upon registration of the Company's shares with the U.S. Securities and Exchange Commission, the shares of the Company placed in escrow by the Parent will be distributed to the stockholders of Parent as of the record date, March 5, 2004.

               PART II Information Not Required in Prospectus

ITEM 24. Indemnification of Directors and Officers

In reliance on applicable provisions of the Nevada Revised Statutes such as NRS 78.7502 titled "Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions" and NRS 78.751 titled "Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses," and to the full extent otherwise permitted under Nevada law, our Articles of Incorporation and By-laws contemplate full indemnification of our officers, directors and other agents against certain liabilities. This means that officers, directors and other agents of the Company may not be liable to shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law. Officers and directors are also indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty and in any criminal matter, and had reasonable cause to believe that their conduct was not unlawful. See our Articles of Incorporation and By-laws attached to our initial Form SB-2 and incorporated in this document by reference as Exhibits 3.1 and 3.2, respectively. Though officers and directors are accountable to us as fiduciaries, which means that officers and directors are required to exercise good faith and integrity in handling company affairs, purchasers of the securities registered hereby should be on notice that they may have a more limited right of action as a result of these various indemnification provisions than they might otherwise have.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Tintic-Nevada does not have any directors' or officers' liability insurance nor does it have any plans to obtain any.

ITEM 25. Other Expenses of Issuance and Distribution

The estimated expenses payable by Tintic-Nevada in connection with the issuance and distribution of the securities being registered are as follows:


   SEC Registration Fee*........................................      $   00
   Legal Fees and Expenses*.......................................... $8,000
   Accounting Fees and Expenses*..............................        $3,000

   Financial Printing*..........................................      $  500

   Transfer Agent Fees*.........................................      $2,000
   Blue Sky Fees and Expenses*..................................      $1,000
   Miscellaneous*...............................................      $  500
                                                                  ----------
                                                                  ----------
    TOTAL........................................................    $15,000
                                                                  ==========
------------------ * Estimated.



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On or about March 12, 2004, Tintic-Nevada issued a restricted certificate for 1,009,643 shares in the name of "Tintic Gold Mining Company" a Utah corporation and previously Tintic-Nevada's parent corporation. This stock issuance was done in consideration for the conveyance, from our former parent, of the mining claims we currently own. This transaction was done solely by and between us and our parent corporation and therefore, it did NOT involve a public offering of securities. Because it was an unregistered stock issuance, the transaction was undertaken in reliance on a specific exemption from federal and state registration, specifically, the section 4(2) or private placement exemption and the corollary state law exemption provided under state law.

During August 2004, in an effort to raise the working capital necessary to carry out our duties and obligations under the Distribution Agreement, we issued 500,000 "restricted" shares of common stock to our officers and directors and another stockholder (a total of four persons) in consideration for $25,000 in cash. This was a private transaction with such 4 individuals, 3 of whom are affiliated directly with us as part of management. The stock was sold at five (5) cents per share, a price which management determined was the fair value of such shares. This stock issuance has raised $25,000 for us and thus allowed us to undertake this registration statement and the consequent distribution of shares, all in order to carry out our obligations under the Distribution Agreement. This stock issuance, as in the case of the issuance of the 1,009,643 shares issued by us in March 2004, was done in reliance on the private placement exemption from registration contained in Section 4(2) of the Securities Act of 1933 and the corollary state law exemption.

ITEM 27. Exhibits and Financial Statement Schedules


Exhibit No.           Description of Document
-----------           -----------------------
1.1                   Distribution Agreement*
3.1                   Articles of Incorporation*
3.2                   By-Laws*
4.1                   Form of or Specimen Common Stock Certificate*
5.1                   Opinion of Mabey & Coombs, L.C.*
5.2                   Amended Opinion of Mabey & Coombs, L.C.
10.1                  Special Warranty Deed*
10.2                  March 12, 2004 Plan and Agreement of Merger
                             By and between Kiwa and Tintic-Utah
23.1                  Consent of Pritchett Siler & Hardy**
23.2                  Consent of Mabey & Coombs, L.C.*
23.3                  Consent of Bruce Yeomans**
23.4                  Consent of Pritchett Siler & Hardy
23.5                  Consent of Mabey & Coombs, L.C.
23.6                  Consent of Bruce Yeomans
---------------



*Filed previously with our initial Form SB-2 Registration Statement. **Filed with our first amended Form SB-2 Registration Statement.

ITEM 28. Undertakings

The undersigned Registrant undertakes to provide to participating broker-dealers, at the closing, certificates in those denominations and registered in those names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

The undersigned Registrant also undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment to the registration statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant under section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in that amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant under the specified provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by that director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

The undersigned Registrant also undertakes that it will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                          Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 22nd day of September, 2005.

                  TINTIC GOLD MINING COMPANY



By:/s/GEORGE P. CHRISTOPULOS

-------------------------
GEORGE P. CHRISTOPULOS, Chairman of
the Board, Principal or Chief Executive Officer (CEO), Principal or Chief Financial Officer (CFO), Controller or Principal Accounting Officer, and President


By:/s/Hugh N. Coltharp

-------------------------
HUGH N. COLTHARP, Director and Secretary



In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:



/s/George P. Christopulos                    /s/Hugh N. Coltharp
   ----------------------                       ----------------
   George P. Christopulos                       Hugh N. Coltharp
   Chairman of the Board, CEO, President,       Secretary and Director
   Chief Financial Officer, and Principal
   Accounting Officer
   September 30, 2005                           September 30, 2005